                               PRELIMINARY COPIES

                         MAFCO CONSOLIDATED GROUP INC.
                              35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 572-8600

                                                                  April   , 1997


     The attached Information Statement, Notice of Action Taken Without a Meeting and Notice of Appraisal Rights (collectively, the 'Information Statement') is being furnished to holders of common stock of Mafco Consolidated Group Inc. (the 'Company') in connection with the proposed merger (the 'Merger') of MCG Acquisition Inc. (the 'Purchaser') with and into the Company pursuant to an Agreement and Plan of Merger, dated as of February 20, 1997, by and among the Company, Mafco Consolidated Holdings Inc. ('Parent') and the Purchaser, a copy of which is attached as Annex A to the Information Statement (the 'Merger Agreement'). The Purchaser is a wholly owned subsidiary of Parent, which owns approximately 85.0% of the outstanding shares of common stock of the Company. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

     Pursuant to the Merger Agreement, each outstanding share of common stock, other than shares of common stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of common stock held by the Company, Parent, the Purchaser or any other subsidiary of Parent (which will be cancelled), will be converted into the right to receive $33.50 in cash, subject to upward adjustment (the 'Merger Consideration'), as set forth in the Merger Agreement and more fully described in the Information Statement. In addition, on February 20, 1997, in connection with entering into the Merger Agreement, the board of directors of the Company (the "Board") declared, and on March 14, 1997 the Company paid, a $10.00 special cash dividend to holders of record of common stock as of the close of business on March 10, 1997.

     The Board, based upon the unanimous recommendation of a special committee (the 'Special Committee') of independent directors of the Board, has unanimously determined that the Merger Agreement and the Merger are fair to stockholders of the Company (other than Parent and its affiliates). In arriving at its recommendation, the Special Committee considered a number of factors described in the Information Statement, including, among other things, the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Special Committee, that the consideration to be received by the holders of shares of common stock (other than Parent and its affiliates) was fair to such holders from a financial point of view. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Annex B to the Information Statement. Stockholders are urged to read the opinion in its entirety.


     The Company is not seeking the consent, authorization or proxy of its stockholders to approve the Merger because the Merger has been approved by Parent acting as a stockholder by written consent without a meeting in accordance with the provisions of Section 228 of the Delaware General Corporation Law (the 'DGCL'). The Information Statement also constitutes the notice of action taken without a meeting required by Section 228(d) of the DGCL and notice of appraisal rights required by Section 262(d) of the DGCL. A Certificate of Merger, giving effect to the Merger, will not be filed with the Secretary of State of the State of Delaware for at least 20 business days after the date the Information Statement is mailed to stockholders. The Company and Parent currently anticipate that the effective time (the 'Effective Time') for
the Merger will occur on or about                , 1997. No further notice of
the occurrence of the Effective Time will be given to stockholders before the Effective Time.

     PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME. ONCE THE MERGER BECOMES EFFECTIVE, YOU WILL BE ADVISED OF THE PROCEDURE FOR SURRENDERING YOUR CERTIFICATES FOR THE MERGER CONSIDERATION.

                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
       INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.

                               PRELIMINARY COPIES

                         MAFCO CONSOLIDATED GROUP INC.
                              35 EAST 62ND STREET
                            NEW YORK, NEW YORK 10021
                                 (212) 572-8600

                            ------------------------

                             INFORMATION STATEMENT,
                    NOTICE OF ACTION TAKEN WITHOUT A MEETING
                                      AND
                           NOTICE OF APPRAISAL RIGHTS

                            ------------------------

                                  INTRODUCTION

     This Information Statement, Notice of Action Taken Without a Meeting and Notice of Appraisal Rights (collectively, this 'Information Statement') is being furnished to holders of record of the common stock, par value $.01 per share ('Common Stock'), of Mafco Consolidated Group Inc., a Delaware corporation (the
'Company'), as of the close of business on April   , 1997 (the 'Record Date') in
connection with the proposed merger (the 'Merger') of MCG Acquisition Inc., a Delaware corporation (the 'Purchaser'), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of February 20, 1997, by and among the Company, Mafco Consolidated Holdings Inc., a Delaware corporation ('Parent'), and the Purchaser, a copy of which is attached hereto as Annex A (the 'Merger Agreement'). The Purchaser is a wholly owned subsidiary of Parent, which owns approximately 85.0% of the outstanding shares of Common Stock. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. This Information Statement is first being mailed to stockholders on or
about April   , 1997.

     Pursuant to the Merger Agreement, each outstanding share of Common Stock, other than shares of Common Stock as to which dissenters' rights of appraisal have been duly asserted and perfected under Delaware law and other than shares of Common Stock held by the Company, Parent, the Purchaser or any other subsidiary of Parent (which will be cancelled), will be converted into the right to receive the Merger Consideration, as described below. In addition, on February 20, 1997, in connection with entering into the Merger Agreement, the board of directors of the Company (the "Board") declared, and on March
14, 1997 the Company paid, a $10.00 special cash dividend (the 'Special Dividend') to holders of record of Common Stock as of the close of business on March 10, 1997.

     The 'Merger Consideration' shall be equal to the sum of (x) $33.50 plus (y) an amount, if any (the 'Additional Amount'), equal to the Excess (as defined below) multiplied by 79.7%. The Additional Amount shall be payable only if the average of the per share closing prices (the 'Average') of the common stock, par value $.01 per share ('Cigar Common Stock'), of Consolidated Cigar Holdings Inc., a subsidiary of the Company ('Cigar Holdings'), on the New York Stock

Exchange (the 'NYSE') for the ten trading days ending two trading days prior to the effectiveness of the Merger, exceeds $33.00 (the amount by which the Average exceeds $33.00, the 'Excess'). Stockholders will be entitled to receive the Merger Consideration in cash, without interest, upon surrender of the certificate formerly representing shares of Common Stock. See 'THE MERGER AGREEMENT--Procedure for Payment.'

                            ------------------------

                   WE ARE NOT ASKING YOU FOR A PROXY, AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
       INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.

           The date of this Information Statement is April   , 1997.

     The Board, based upon the unanimous recommendation of a special committee (the 'Special Committee') of independent directors of the Board, has unanimously determined that the Merger Agreement and the Merger are fair to stockholders of the Company (other than Parent and its affiliates). In arriving at its recommendation, the Special Committee considered a number of factors described in this Information Statement, including, among other things, the opinion of Morgan Stanley & Co. Incorporated ('Morgan Stanley') financial advisor to the Special Committee, that the consideration to be received by the holders of shares of Common Stock (other than shares held by Parent and its affiliates) was fair to such holders from a financial point of view. The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached hereto as Annex B. Stockholders are urged to read the opinion in its entirety.

     The Company is not seeking the consent, authorization or proxy of its stockholders to approve the Merger because the Merger has been approved by Parent acting as a stockholder by written consent without a meeting in accordance with the provisions of Section 228 of the Delaware General Corporation Law (the 'DGCL'). See 'The Merger Agreement--Certain Other Covenants--Action by Written Consent; Information Statement.' This Information Statement also constitutes the notice of action taken without a meeting required by Section 228(d) of the DGCL and notice of appraisal rights required by Section 262(d) of the DGCL. A Certificate of Merger, giving effect to the Merger, will not be filed with the Secretary of State of the State of Delaware for at least 20 business days after the date of this Information Statement is mailed to stockholders. The Company and Parent currently anticipate that the effective time (the 'Effective Time') for the Merger will occur on or about
              , 1997. No further notice of the occurrence of the Effective Time will be given to stockholders before the Effective Time.


     As of April   , 1997, the date of the written consent and the Record Date for determining stockholders entitled to receive this Information Statement, there were 23,237,340 shares of Common Stock outstanding, including 19,777,752 shares owned by Parent, and approximately 4,310 stockholders of record. Each share of Common Stock entitles the holder thereof to one vote.

     PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES AT THIS TIME. ONCE THE MERGER BECOMES EFFECTIVE, YOU WILL BE ADVISED OF THE PROCEDURE FOR SURRENDERING YOUR CERTIFICATES FOR THE MERGER CONSIDERATION.

                             AVAILABLE INFORMATION

     The Company, Parent and the Purchaser have filed a Rule 13e-3 Transaction Statement on Schedule 13e-3 (the 'Schedule 13E-3') with the Securities and Exchange Commission (the 'Commission' or the 'SEC') with respect to the transactions described in this Information Statement. As permitted by the rules and regulations of the Commission, this Information Statement omits certain exhibits contained in the Schedule 13E-3. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy statements and other information with the Commission. The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements, and other information, can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Any interested party may obtain copies of such material at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, the Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information can also be inspected and copied at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS INFORMATION STATEMENT INCORPORATES BY REFERENCE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 (THE 'COMPANY 10-K'), WHICH WAS PREVIOUSLY FILED WITH THE COMMISSION. THE COMPANY 10-K IS NOT PRESENTED HEREIN OR DELIVERED HEREWITH, BUT IT IS AVAILABLE (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS INFORMATION STATEMENT IS DELIVERED, WITHOUT CHARGE ON WRITTEN REQUEST DIRECTED TO MAFCO CONSOLIDATED GROUP INC., 35 EAST 62ND STREET, NEW YORK, NEW YORK, 10021, OR BY CALLING (212) 572-8600. COPIES OF THE COMPANY 10-K SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Effective Time shall be deemed to be incorporated by reference in this Information Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS INFORMATION STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO THE COMPANY HAS BEEN SUPPLIED BY THE COMPANY, AND ALL INFORMATION CONTAINED IN THIS INFORMATION STATEMENT RELATING TO PARENT, THE PURCHASER AND THEIR AFFILIATES HAS BEEN SUPPLIED BY PARENT.

                TABLE OF CONTENTS

                                                 Page
                                                 ----
INTRODUCTION...................................     1
AVAILABLE INFORMATION..........................     3
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................     3
SUMMARY........................................     5
SPECIAL FACTORS................................    10
  Background of the Merger.....................    10
  Determinations of the Special Committee and
     the Board; Fairness of the
     Merger....................................    14
  Financial Advisor; Fairness Opinion..........    15
  Position of Parent and the Purchaser.........    19
  Purpose and Structure of the Merger..........    19
  Certain Effects of the Merger................    20
  Plans for the Company After the
     Merger....................................    21
  Interests of Certain Persons in the
     Merger....................................    21
  Accounting Treatment of the Merger...........    22
  Certain Federal Income Tax Consequences to
     Stockholders..............................    22
  Litigation...................................    22
SOURCE AND AMOUNT OF FUNDS.....................    22
STOCKHOLDERS' RIGHTS OF APPRAISAL..............    23
THE MERGER AGREEMENT...........................    25
  Effective Time...............................    25
  Merger Consideration; Conversion of Shares...    25
  Procedure for Payment........................    26
  Dissenter's Rights...........................    26
  Payments under Stock Options.................    26

                                                  Page
                                                  ----
  Certain Representations and Warranties.......    27
  Conduct of Business Pending the
     Closing...................................    27
  Certain Other Covenants......................    27
  Conditions to Consummation of the Merger.....    28
  Termination..................................    28
  Miscellaneous................................    29
REGULATORY MATTERS.............................    29
CERTAIN INFORMATION CONCERNING THE COMPANY.....    30
  The Company..................................    30
  Directors and Executive Officers.............    31
CERTAIN INFORMATION CONCERNING PARENT AND THE
  PURCHASER....................................    32
  Parent and the Purchaser.....................    32
  Directors and Executive Officers.............    33

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................    33
  Relationship with Mafco Holdings.............    33
  Promissory Note..............................    34
  Option Grant.................................    34
  Registration Rights Agreement................    34
FEES AND EXPENSES..............................    34
MARKET PRICES AND DIVIDENDS....................    35
  Market Prices................................    35
  Dividends....................................    35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT...............................    36
ANNEXES
  Annex A--Agreement and Plan of Merger
  Annex B--Opinion of Morgan Stanley & Co.,
     Incorporated.
  Annex C--Section 262 of the DGCL

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement and is presented herein solely to furnish limited introductory information regarding the proposed Merger (as defined herein) and the parties thereto. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained, or incorporated by reference, in this Information Statement and the Annexes hereto, to which reference is made for a complete statement of the matters discussed below. Stockholders are urged to read this Information Statement, including the Annexes hereto, and the documents incorporated herein by reference, in their entirety and to consider them carefully. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Information Statement.

THE COMPANY

     Mafco Consolidated Group Inc., a Delaware corporation (the 'Company'), is a holding company with no business operations of its own. The Company's only material assets are (i) its ownership of 63.9% of the outstanding shares of common stock, par value $.01 per share ('Cigar Common Stock'), of Consolidated Cigar Holdings Inc. ('Cigar Holdings') (representing approximately 94.7% of the combined voting power of Cigar Holdings), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar Corporation ('Consolidated Cigar'), (ii) its ownership of 100% of the outstanding shares of convertible preferred stock of Power Control Technologies Inc. ('PCT') and approximately 29% of the outstanding shares of common stock of PCT (together, representing beneficial ownership of approximately 36% of the outstanding shares of common stock of PCT), (iii) approximately $413.9 million in cash and marketable securities at December 31, 1996 (or approximately $239.9 million as of such date, adjusted to give effect to the Special Dividend (as defined below in '--The Merger') and the proceeds from the underwritten secondary offering by the Company of 5,000,000 shares of Cigar Common Stock), (iv) a non-interest bearing, unsecured, subordinated promissory note of Cigar Holdings in the original principal amount of $70.0 million and (v) a pension plan asset with a book value of approximately $62.7 million at December 31, 1996. In addition, the Company has certain assets and certain contingent and other liabilities, as more fully discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the 'Company 10-K'). See 'AVAILABLE INFORMATION' and 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.' Through Cigar Holdings and Consolidated Cigar, the Company manufactures and distributes cigars and pipe tobacco products. See 'CERTAIN INFORMATION CONCERNING THE COMPANY.'

PARENT AND THE PURCHASER

     Mafco Consolidated Holdings Inc., a Delaware corporation ('Parent'), is a holding company with no business operations of its own. Parent's only material asset is its ownership of approximately 85.0% of the outstanding shares of common stock, par value $.01 per share ('Common Stock'), of the Company. MCG Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the 'Purchaser'), was recently incorporated and organized for the purpose of acquiring all the Common Stock pursuant to the merger (the 'Merger') of the Purchaser with and into the Company. The Purchaser has conducted no business to date except in conjunction with the transactions contemplated by the Agreement and Plan of Merger, dated as of February 20, 1997, by and among the Company, Parent and the Purchaser (the 'Merger Agreement'). See 'CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.'

THE MERGER

     General. Pursuant to the Merger Agreement, the Purchaser will merge with and into the Company and the separate corporate existence of the Purchaser will cease. The Company, as the surviving corporation (the 'Surviving Corporation') in the Merger, will be a wholly owned subsidiary of Parent. See 'SPECIAL FACTORS--Certain Effects of the Merger.'

     As a result of the Merger, each outstanding share of Common Stock, other than shares of Common Stock as to which dissenters' rights have been duly asserted and perfected under the DGCL and other than shares held by the Company, Parent, the Purchaser or any other subsidiary of Parent) (which will be cancelled), will be converted into the right to receive the Merger Consideration, as described below. In addition, on March 14, 1997, the Company paid a $10.00 special cash dividend (the 'Special Dividend') to holders of record of Common Stock as of the close of business on March 10, 1997.

     The 'Merger Consideration' shall be equal to the sum of (x) $33.50 plus (y) an amount, if any (the 'Additional Amount'), equal to the Excess (as defined below) multiplied by 79.7%. The Additional Amount shall be payable only if the average of the per share closing prices (the 'Average') of Cigar Common Stock on the New York Stock Exchange (the 'NYSE') for the ten trading days ending two trading days prior to the effectiveness of the Merger, exceeds $33.00 (the amount by which the Average exceeds $33.00, the 'Excess'). Stockholders will be entitled to receive the Merger Consideration in cash, without interest, upon surrender of the certificate formerly representing shares of Common Stock. See 'THE MERGER AGREEMENT--Procedure for Payment.'

     Effective Time. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as is agreed to by the parties and specified in such certificate (the 'Effective Time'). It is currently anticipated that such filing will be made as promptly as practicable following the closing date under the Merger Agreement, which will take place only after the satisfaction or waiver of all of the conditions set forth in the Merger Agreement. Accordingly, there can be no assurance as to when and if the Merger will be consummated. The Company and Parent currently anticipate that the Effective Time will occur on or about
               , 1997. No further notice of the occurrence of the Effective Time will be given to stockholders before the Effective Time. See 'THE MERGER AGREEMENT--Effective Time' and '--Conditions to Consummation of the Merger.'

     Conditions to Consummation of the Merger. The obligations of the Company,

Parent and the Purchaser to consummate the Merger are subject to a number of conditions. See 'THE MERGER AGREEMENT-- Conditions to Consummation of the Merger.'

     Background of the Merger. For a description of the events leading to approval of the Merger Agreement by the Board of Directors (the 'Board') of the Company, see 'SPECIAL FACTORS--Background of the Merger.'

     Determinations of the Special Committee and the Board; Fairness of the Merger. At its meeting held on February 20, 1997, the Board, based upon the unanimous recommendation of a special committee of independent directors of the Board (the 'Special Committee'), unanimously determined that the Merger Agreement and the Merger are fair to stockholders of the Company (other than Parent and its affiliates). For a discussion of the factors that the Special Committee and the Board considered in arriving at their determinations, see 'SPECIAL FACTORS--Determinations of the Special Committee and the Board; Fairness of the Merger.'

     Financial Advisor; Fairness Opinion. The Special Committee engaged Morgan Stanley & Co. Incorporated ('Morgan Stanley') to act as its financial advisor to assist in its review of Parent's proposal. At the February 20, 1997 meeting of the Special Committee at which the Merger Agreement was approved by the Special Committee, Morgan Stanley delivered its oral opinion (which it subsequently confirmed in writing) to the effect that the consideration to be received by the holders of shares of Common Stock (other than Parent and its affiliates) was fair to such holders from a financial point of view. The full text of the opinion of Morgan Stanley, which sets forth the assumptions made, matters considered and limits on review undertaken, is attached hereto as Annex B and is incorporated herein by reference. STOCKHOLDERS ARE URGED TO READ THE OPINION OF MORGAN STANLEY CAREFULLY IN ITS ENTIRETY. For a discussion of the factors that Morgan Stanley considered in reaching its opinion, see 'SPECIAL FACTORS--Financial Advisor; Fairness Opinion.'

     Position of Parent and the Purchaser. Parent and the Purchaser had no involvement in the Special Committee's evaluation of the fairness of the Merger Consideration to stockholders of the Company (other than Parent and its affiliates), and neither has undertaken any formal evaluation of its own as to the fairness of the Merger Consideration. Although four directors or officers of Parent and its affiliates serve as directors of the Company, none served on the Special Committee. Parent and the Purchaser, however, have considered the factors set forth under 'SPECIAL FACTORS--Determinations of the Special Committee and the Board; Fairness of the Merger,' and based on such factors, Parent and the Purchaser have each determined that the Merger Consideration is fair to and in the best interests of holders of Common Stock (other than Parent and its affiliates).

For a discussion of Parent and the Purchaser's position regarding the Merger, see 'SPECIAL FACTORS-- Position of Parent and the Purchaser.'

     Purpose and Structure of the Merger. Parent and the Purchaser entered into the Merger Agreement in order to acquire beneficial ownership of the entire equity interest in the Company because they believe that, due to the Company's complex corporate structure, the historic trading prices of a share of Common Stock on the NYSE, prior to Parent's proposal, did not adequately reflect the net asset value of the Company's assets or its future prospects. Accordingly, the acquisition of the shares of Common Stock from holders of such shares has been structured as a cash merger in order to transfer ownership of the remaining equity interest in the Company to Parent in one transaction, and, at the same time, provide cash (including the Special Dividend) to the holders of such shares in an amount representing a premium to historic trading prices. See 'SPECIAL FACTORS-- Purpose and Structure of the Merger.'

     Plans for the Company After the Merger. It is expected that, following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they have been and are currently being conducted. After the Merger, the Company will become a wholly owned subsidiary of Parent and the public will no longer own a minority equity interest in the Company. Accordingly, Parent will be able to direct and control the policies of the Company and its subsidiaries, including with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Any such extraordinary transaction may occur with affiliates of the Company, Parent or the Purchaser. For a more detailed discussion of the plans for the Company following the Merger, see 'SPECIAL FACTORS--Plans for the Company After the Merger.'

     Interests of Certain Persons in the Merger. Certain members of the Company's management and the Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company generally. In particular, (i) a majority of the directors of the Company are employees and/or directors of Parent and various of its affiliates and (ii) pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to provide that each outstanding option to purchase Common Stock ('Stock Option') held by directors and officers of the Company becomes fully vested and exercisable prior to the Effective Time, to cancel such Stock Option and to make certain cash payments to the holders of such Stock Option in consideration for such cancellation. For a discussion of these and other interests of certain persons in the Merger not shared pro rata by all stockholders of the Company, see 'THE MERGER AGREEMENT--Payments Under Stock Options' and 'SPECIAL FACTORS--Interests of Certain Persons in the Merger.' The Special Committee and the Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement. See 'SPECIAL FACTORS--Determinations of the Special Committee and the Board; Fairness of the Merger.'

     Federal Income Tax Consequences. The receipt of cash by a stockholder pursuant to the Merger or pursuant to the exercise of stockholders' rights of appraisal will be a taxable event to such stockholder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. For a more complete description of certain federal income tax consequences of the Merger, see 'SPECIAL FACTORS-- Certain Federal Income Tax

Consequences to Stockholders.'

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $389 million. The total amount of funds will be paid from the Surviving Corporation's available cash and marketable securities. See 'SOURCE AND AMOUNT OF FUNDS.'

STOCKHOLDERS' RIGHTS OF APPRAISAL

     The DGCL provides that, as a result of the Merger, any stockholders who shall have perfected appraisal rights will be entitled to receive, in lieu of the Merger Consideration, payment in cash of the 'fair value' of their shares of Common Stock as determined pursuant to the procedures set forth in Section 262 of the DGCL. For a summary of the procedures applicable to the perfection of appraisal rights, see 'STOCKHOLDERS' RIGHTS OF APPRAISAL' and Annex C hereto. Because of the complexity of the procedures for exercising these rights, stockholders who consider exercising such rights should seek the advice of counsel. Stockholders electing to exercise their appraisal rights must comply with Section 262 of the DGCL. Failure to take any step in connection with the exercise of appraisal rights may result in the termination or waiver of such rights. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL.'

MARKET PRICES AND DIVIDENDS

     The principal market on which the Common Stock is traded is the NYSE under
the ticker symbol 'MFO.' On April   , 1997, the last trading day before the
printing of this Information Statement, the high and low sales prices of the
Common Stock were      and      , respectively. On January 20, 1997, the last
trading day before the public announcement of Parents' proposal to the Company, the high and low sales prices of the Common Stock were 27 1/8 and 27, respectively. For information relating to market prices of and dividends on the Common Stock during the current year and the past two years, see 'MARKET PRICES AND DIVIDENDS.' STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

SELECTED CONSOLIDATED FINANCIAL DATA

     Prior to the merger (the 'C&F Merger') on June 15, 1995, of C&F Merger Inc. ('C&F'), a wholly-owned subsidiary of Mafco Holdings Inc. ('Mafco Holdings'), with and into Abex Inc.('Abex'), Mafco Holdings contributed all of the outstanding capital stock of Flavors Holdings Inc. ('Flavors Holdings') and Cigar Holdings, the immediate parent companies of Mafco Worldwide Corporation ('Mafco Worldwide') and Consolidated Cigar, respectively, to C&F. C&F and Abex merged, with Abex as the surviving corporation and renamed Mafco Consolidated Group Inc. As a result of the C&F Merger and the purchase on July 17, 1995, by the Company of shares of Common Stock from Libra Invest & Trade Ltd., the Company owned directly or indirectly 100% of Mafco Worldwide and Consolidated Cigar, all of the outstanding shares of preferred stock of PCT and a common equity interest in PCT. See 'CERTAIN INFORMATION CONCERNING THE COMPANY.' In accordance with generally accepted accounting principles, the C&F Merger was accounted for as a purchase of certain assets and the assumption of certain liabilities of Abex, with C&F treated as the acquiror for accounting purposes.

     On August 21, 1996, Cigar Holdings completed an initial public offering, in which it issued and sold 6,075,000 shares of Cigar Common Stock, thereby reducing the Company's ownership in Cigar Holdings to approximately 80.2%.

     On November 25, 1996, the Company completed the sale (the 'Flavors Disposition') of all of the outstanding shares of Flavors Holdings common stock and 23,156,502 Value Support Rights to a subsidiary of PCT. See 'CERTAIN INFORMATION CONCERNING THE COMPANY.'

     On March 3, 1993, Mafco Holdings completed the acquisition of Consolidated Cigar. Therefore, the historical financial data for the periods preceding March 3, 1993, are not comparable to the financial data for the periods after March 3, 1993, due to the acquisition of Consolidated Cigar.

     The following table sets forth selected consolidated financial data of the Company and its subsidiaries for each of the five fiscal years ended December 31, 1992 through 1996. The year-end data have been derived from, should be read in conjunction with, and are qualified in their entirety by, the audited consolidated financial statements of the Company, including the notes thereto, which are included in the Company 10-K. See 'AVAILABLE INFORMATION' and 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

                                                                             YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------
                                                               1992(1)    1993(1)(2)     1994     1995(3)     1996
                                                               -------    ----------    ------    -------    ------
                                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................   $ 100.1      $202.6      $226.9    $ 261.1    $310.7
Income from continuing operations...........................       8.2        10.0        16.3       23.1     243.6(4)
Net Income..................................................       8.2        10.0        13.7       24.4     258.6(4)
Income from continuing operations per share.................      0.41        0.50        0.82       1.06     10.48
Net income per share........................................      0.03        0.50        0.69       1.12     11.13

OTHER DATA:
Book Value per share........................................     (3.42)      (1.28)      (0.55)      4.76     15.51
Ratio of earnings to fixed charges(5).......................      1.7x        1.5x        1.8x       2.1x     13.8x


                                                                                   DECEMBER 31,

                                                               ----------------------------------------------------
                                                                1992         1993        1994      1995       1996
                                                               -------    ----------    ------    -------    ------
                                                                                  (IN MILLIONS)
BALANCE SHEET DATA:
Total assets................................................   $  82.6      $293.6      $282.9    $ 560.6    $769.5
Long-term debt (including current portion and short-term
  borrowings)...............................................     134.2       276.4       250.2      229.6      97.5
Total stockholders' equity (deficit)........................     (67.6)      (25.4)      (10.8)     103.7     360.5(4)

------------------
(1) Reflects the results of Flavors Holdings or its predecessor prior to March 3, 1993.

(2) Reflects the combined results of Flavors Holdings and Cigar Holdings since March 3, 1993 (the first date that Flavors Holdings and Cigar Holdings were under common control of Mafco Holdings).

(3) Reflects the assets and liabilities of Abex acquired in a merger from June 15, 1995.

(4) Reflects the gains in 1996 on the initial public offering of Cigar Holdings of $127.8 and the Flavors Disposition of $151.7.

(5) Ratio of earnings to fixed charges is expressed as the ratio of earnings from continuing operations before income taxes, plus fixed charges to fixed charges. Fixed charges consist principally of interest on debt, amortization of deferred charges and interest component of rental expense.

                                SPECIAL FACTORS

     THE DISCUSSION IN THIS INFORMATION STATEMENT OF THE MERGER AND THE DESCRIPTION OF THE PRINCIPAL TERMS THEREOF ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS INFORMATION STATEMENT AND WHICH IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY AND TO CONSIDER IT CAREFULLY.

BACKGROUND OF THE MERGER

     The Company is a holding company with no operating assets of its own. Its principal assets are its substantial equity interests in two public companies, Cigar Holdings and Power Control Technologies Inc. ('PCT'). Cigar Holdings, in turn, is the holding company for Consolidated Cigar Corporation ('Consolidated Cigar') and has no operating assets of its own. PCT, through an indirect wholly owned subsidiary, now operates the licorice and flavorings business formerly operated by a subsidiary of the Company. This multi-tiered corporate structure has made it difficult for the public equity market to evaluate the Company's assets and future prospects. In Parent's view, this has contributed to the historical trading prices of a share of Common Stock being substantially below the Company's net asset value per share. Moreover, since the Company was acquired by Mafco Holdings Inc. ('Mafco Holdings') in June 1995, it has continuously, but unsuccessfully, sought acquisition candidates in order to maximize stockholder value. As a result, the Company has not been able to effectively utilize its substantial amount of working capital. Parent and the Purchaser believe that this has also depressed the historical trading prices of a share of Common Stock on the NYSE.

     On January 21, 1997, Parent delivered to the Company a proposal to acquire all publicly held shares of Common Stock at a price of $38.50 per share, such price to be adjusted, up or down, to the extent that the proceeds per share in the underwritten secondary offering by the Company of 5,000,000 shares of Cigar Common Stock (the 'Cigar Secondary Offering') were greater or less than $24.50, the closing price per share of Cigar Common Stock on the NYSE on January 20, 1997. Also on January 21, the Company announced its intention to offer approximately 4 million shares of Cigar Common Stock in the Cigar Secondary Offering and to make an underwritten offering of $150 million principal amount of notes exchangeable for other shares of Cigar Common Stock held by the Company.

     In light of the overlapping equity ownership between Parent and the Company, Parent suggested that the Company form a special committee of independent directors to consider its proposal. At a meeting held on January 21, 1997, the Board formed a special committee (the 'Special Committee') comprised of independent directors (i.e., not employees of the Company, Parent, the Purchaser or their respective affiliates) to consider the proposal. The Special Committee was comprised of Philip E. Beekman, Jewel S. Lafontant--Mankarious and Drew Lewis, with Mr. Beekman serving as Chairman.

     In January 1997, six purported class-action lawsuits and one purported derivative and class-action lawsuit were filed in the Delaware Court of Chancery (the 'Chancery Court'), under the captions Alan R. Kahn v. Ronald O. Perelman, et al., C.A. No. 15450; Sandy Rywell v. Ronald O. Perelman, et al., C.A. No. 15468; Crandon Capital Partners v. Ronald O. Perelman, et al., C.A. No. 15469; Harry Voege v. Ronald O. Perelman, et al., C.A. No. 15470, Harry Polikoff v. Mafco Consolidated Group Inc. et al., C.A. No. 15471; Sal S. Shiry v. Ronald O. Perelman, et al., C.A. No. 15475; and Jack Fishbaum v. Mafco Consolidated Group Inc., et al., C.A. No. 15481 (the 'Actions'). The Actions challenge certain acts allegedly taken or not taken by the Company and the members of the Board in connection with the proposed transaction that ultimately culminated in the execution of the Merger Agreement and the price originally proposed to be paid for the Common Stock and allege that Andrews Group Incorporated and the Board breached fiduciary obligations to the Company's stockholders by entering into certain transactions with Marvel Entertainment Group, Inc. and Toy Biz, Inc. (the 'Marvel and Toy Biz Transactions'), which were allegedly corporate opportunities of the Company. The Actions seek to enjoin the consummation of the Merger Agreement and the Marvel and Toy Biz Transactions, as well as damages and an award of attorneys fees. As discussed below, the parties to all of the Actions except Fishbaum executed a Memorandum of Understanding setting forth the terms of their agreement in principle to settle these Actions.

     On or about January 22, 1997, Morgan Stanley was retained to act as the

Special Committee's financial advisor, and the Special Committee also retained independent counsel to assist in its review of and response to Parent's proposal.

     On January 23, 1997, Mr. Beekman met with representatives of Morgan Stanley and counsel to the Special Committee to review the proposal received from Parent.

     On January 27, 1997, counsel to the Special Committee sent a letter to Parent requesting, among other things, clarification of the terms of Parent's proposal, confirmation of the official appointment of the Special Committee, certain due diligence information concerning the Company and the proposed transaction and the scheduling of a meeting at which due diligence and other related matters could be addressed with senior representatives of the Company and Parent. In response, Parent confirmed the appointment of the Special Committee, provided substantial written due diligence materials for review and agreed to clarify its proposal during the parties' next scheduled meeting.

     On January 29, 1997, representatives from Morgan Stanley and counsel to the Special Committee met with representatives of the Company, Parent and counsel to Parent to discuss Parent's proposal. At such meeting, a representative of Parent stated that Parent was considering a revision of its proposal in order to remove any downward adjustment in the consideration to be received by the Company's stockholders based upon the price of a share of Cigar Common Stock to be sold in the Cigar Secondary Offering, and to clarify that such consideration would be based upon the gross, and not the net, sales price per share of Cigar Common Stock. At this meeting, counsel to the Special Committee asked certain questions with respect to the proposal, including whether Parent's proposal was conditioned upon the Cigar Secondary Offering, and if so, the anticipated timing of such transactions. A representative of Parent answered that Parent had not determined whether to condition its proposal upon the Cigar Secondary Offering. A representative of Morgan Stanley asked whether Parent had considered any alternatives to its current proposal, such as paying to the Company's stockholders a dividend of Cigar Common Stock plus a cash amount, a cash election merger pursuant to which stockholders of the Company could choose to receive either cash or a share of Cigar Common Stock plus cash, or the liquidation of the Company. Parent indicated that because of potential tax liability that would result to the Company's stockholders from its distribution of Cigar Common Stock and the fact that such stockholders may not desire to own shares of Cigar Common Stock, it favored the form of the proposed transaction. Parent also was concerned that a distribution of Cigar Common Stock to the Company's stockholders might lead to downward selling pressure on the Cigar Common Stock, thereby diminishing the value of the consideration to be received by the Company's stockholders. Moreover, the proposed transaction would provide cash to the Company's stockholders, thereby enabling them to pay any tax liability associated with the transaction and providing them the flexibility to invest the proceeds as they see fit. Parent indicated, however, that it would be willing to consider other alternatives that might be proposed by the Special Committee.


     Also at this meeting, Parent distributed a schedule setting forth Parent's estimates of the various assets and liabilities of the Company (the 'Parent Estimates').

     Later in the day on January 29th, the Chairman of the Special Committee met with the Special Committee's financial and legal advisors to review the background of the transaction. At this meeting, representatives of Morgan Stanley stated that, in their view, the transaction was similar to a negotiated liquidation of the Company and therefore, the net equity value of the Company, based on the items covered by the Parent Estimates, would be key to the financial and fairness evaluation of the proposed transaction. The parties reviewed the assets and liabilities covered by the Parent Estimates and noted those items that could be easily confirmed based on publicly available information as well as those that would require additional work. Among the more noteworthy of the liabilities were the Company's future liabilities under certain tax and employee benefits matters, as to which the Special Committee's legal advisors were authorized to retain an outside expert for advice.

     On January 30, 1997, Parent delivered a revised written proposal to the Company confirming the removal of the downward adjustment from its proposal and the clarification of the use of the gross sales price of a share of Cigar Common Stock to determine the consideration to be received by the Company's public stockholders. On such date, the Company publicly announced, among other things, Parent's revised proposal, the filing of a registration statement with the Securities and Exchange Commission (the 'Commission' or 'SEC') covering the Cigar Secondary Offering and its determination not to proceed with its proposed offering of $150 million principal amount of notes exchangeable for other shares of Cigar Common Stock.

     On February 3, 1997, Morgan Stanley discussed with management of Cigar Holdings current conditions and future prospects for Cigar Holdings. During the discussion, Morgan Stanley learned that Cigar Holdings' management's estimated range for 1997 earnings per share was $1.50-$1.60.

     Also on February 3, 1997, counsel to the Special Committee met with representatives of Parent to discuss certain of the Company's contingent litigation liabilities, such as liabilities relating to asbestos and environmental matters. At the meeting, Parent's representatives explained that the Parent Estimates with respect to asbestos and environmental matters were based on a variety of factors, including the Company's historical experience with such matters and its knowledge regarding similar claims made against others, the nature and geographic situs of pending claims, available information regarding environmental sites and the availability and scope of insurance or indemnification arrangements with respect to these matters.

     On the morning of February 7, 1997, the Special Committee met with its advisors to discuss Parent's revised proposal. The Special Committee, together with its advisors, reviewed the background of Parent's proposed transaction, including the terms of Parent's original and revised proposals, and were advised by counsel with respect to its fiduciary duties in such a situation.

Specifically, the Special Committee was advised that it was not required to approve a transaction or to enter into negotiations with respect to a transaction unless it was felt that it was appropriate to do so. The Special Committee received preliminary advice from Morgan Stanley that, in its view, the current market price for shares of Cigar Common Stock was low given Cigar Holdings' earnings expectations, and that, as a result, Parent's $38.50 proposed price was too low. However, a formal decision with respect to the revised proposal was not taken. The Special Committee and its advisors reviewed various valuation considerations applicable to both the Company and to Cigar Holdings and discussed the timing and process involved in a response to Parent's proposals and various issues with respect thereto. The principal valuation issues appeared to be the value of the Cigar Common Stock and the Company's contingent liabilities, especially with respect to employee benefits, asbestos, environmental and tax matters, as the value of the Company's non-Cigar Holdings assets and other liabilities appeared more readily ascertainable.

     Later on February 7, 1997, Parent's counsel sent a draft merger agreement to counsel to the Special Committee and to Morgan Stanley for review and comment.

     Over the course of the following 10 days, the Special Committee and its advisors continued their due diligence and had numerous discussions with representatives of Parent concerning due diligence matters to better understand the basis for the Parent Estimates and to derive other estimated values where the due diligence investigation showed the Parent Estimates to be challengeable in the Company's favor.

     On February 11, 1997, the Special Committee met with its advisors to continue its evaluation of Parent's revised proposal. The Special Committee received preliminary advice from Morgan Stanley on valuation considerations as well as its preliminary view of estimated asset and liability values versus the Parent Estimates. Morgan Stanley advised the Special Committee that the current proposal valued Cigar Common Stock at $24.50 per share, which, in Morgan Stanley's preliminary view, was low and that certain liabilities might be overstated in the Parent Estimates. The Special Committee discussed with its advisors various values that might be attributable to the Cigar Common Stock and the implication of such values in relation to the price for the Common Stock to be paid in the proposed transaction. A representative of Morgan Stanley explained that, because the number of outstanding shares of Common Stock was approximately equal to the number of shares of Cigar Common Stock then beneficially owned by the Company, the value of each share of Common Stock should be viewed as including the value of one share of Cigar Common Stock. The Special Committee also considered various possible counterproposals that might be made in response to Parent's proposal and agreed to communicate to Parent that the $38.50 proposed price per share was too low and to request a price of $46.00 per share, reflecting both the Special Committee's higher estimate regarding the value of Cigar Holdings and the Special Committee's lower estimate regarding the Company's liabilities. Morgan Stanley also advised, however, that, based on its preliminary analysis, any price in excess of $43.00 per share would be extremely favorable to the holders of Common Stock. Finally, Morgan Stanley advised the Special Committee that it had inquired as to whether it would be permitted to approach third parties with respect to an acquisition of the Company or Cigar Holdings and had been told that it would not be permitted to do so, and had been informed that Parent would not sell its interest in the Company or Cigar Holdings. The Special Committee authorized Morgan Stanley to communicate the proposed $46.00 price, on a preliminary basis and subject to further due diligence, to representatives of Parent, such communication to be followed by more in depth discussions between Mr. Beekman, on behalf of the Special Committee, and a representative of Parent.

     In addition, the Special Committee reviewed the principal terms of the proposed merger agreement and discussed areas of concern. The Special Committee authorized its counsel to convey its comments and concerns with respect to the proposed agreement to Parent's counsel. Among the points to be raised in this regard were the Special Committee's desire that the Merger not be conditioned on consummation of the Cigar Secondary Offering; that the agreement's 'fiduciary out' be revised so as to provide the Special Committee additional flexibility as to when it could be exercised; that the agreement address the consequences of a change in the price of Cigar Common Stock; that the agreement be terminable or subject to amendment by the Company only by action of the Special Committee; that the scope of the representations and warranties to be given by the Company to Parent be reduced; that the Merger not be conditioned on the absence of a material adverse effect as to the Company; and that the Merger be conditioned on approval by a majority of the Company's stockholders other than Parent and its affiliates. In subsequent negotiations, these points were all addressed and, save for the suggestion that the Merger be conditioned on approval by a majority of the Company's stockholders other than Parent and its affiliates, which was not acceptable to Parent, resolved in a manner satisfactory to the Special Committee. After deliberation on the subject, the Special Committee determined that, in light of all of the other elements of the Merger, and including, not unimportantly, its financial fairness, it was acceptable that the Merger not be conditioned on approval by a majority of the Company's stockholders other than Parent and its affiliates.

     Later on February 11, Morgan Stanley communicated the proposed $46.00 price to a representative of Parent, and Mr. Lewis also discussed with a representative of Parent the Special Committee's preliminary views as to an appropriate transaction price. Also on February 11 and 12, the Chairman of the Special Committee and the Special Committee's financial and legal advisors had conversations with representatives of Parent as to the position of the Special Committee and the further prosecution of due diligence.

     On February 19, 1997, representatives of Morgan Stanley met with a representative of the Company and further discussed the valuation of the Common Stock, including particularly the liabilities of the Company and the expected future value of the Cigar Common Stock. At this meeting, a representative of the Company conveyed to Morgan Stanley Parent's position that it was unwilling to offer more than $43.00 per share of Common Stock. Morgan Stanley indicated that a price of less than $44.00 per share would be difficult for the Special Committee to accept and that a revised fiduciary out, as described above, was required. Morgan Stanley reported on the meeting to Mr. Beekman following its conclusion. There followed a conversation between Mr. Beekman and a representative of Parent, at which a price of $43.50 per share, subject to upward adjustment in the event the price of the Cigar Common Stock was in excess of $33.00, was provisionally negotiated, subject to finalizing the fairness and due diligence reviews, and subject to approval by the Special Committee, including the receipt of an appropriate opinion from Morgan Stanley.

     On the morning of February 20, 1997, the Special Committee met with its advisors to discuss the status of the proposed transaction with Parent. Mr. Beekman explained that a meeting had taken place the prior day between a representative of Parent and Morgan Stanley, at which Parent offered $43.00 per share and Morgan Stanley, on behalf of the Special Committee, had requested $44.00 per share, and that this meeting had been followed by a conversation between Mr. Beekman and a representative of Parent, at which a price of $43.50 per share had been provisionally negotiated, subject to the matters described in the prior paragraph. The proposal also contemplated that, in addition to the $43.50 per share, the merger consideration would be adjusted upward in the event that the price of Cigar Common Stock was in excess of $33.00 per share at the time of the Merger, and that the merger agreement fiduciary-out provision would not be exercisable based upon a change in the trading value of the Cigar Common Stock. The Special Committee was advised by its counsel that the legal due diligence process had been substantially completed and revealed no material issues not already known to the Special Committee and that the merger agreement had been substantially completed and should be finalized shortly. The Special Committee was further advised by Morgan Stanley that its due diligence was substantially completed, that outside consultants had evaluated the liabilities for certain employee benefits as requested and concluded that these liabilities were not overstated and that, in its view, the $43.50 per share price, subject to upward adjustment, was fair from a financial point of view. Morgan Stanley representatives also reminded the Special Committee that they had been specifically prohibited from approaching third parties with respect to an acquisition of the Company or Cigar Holdings and had been informed that Parent would not sell the Company or Cigar Holdings.

During the afternoon of February 20, 1997, negotiations with respect to the remaining open issues in the merger agreement continued.

     On the evening of February 20, 1997, the Special Committee was convened to evaluate the final report on the proposed merger with Parent and to take action with respect thereto. The Special Committee was advised by its financial advisor of the various final estimated ranges that applied to the assets and liabilities of the Company, which implied an estimated net equity value per share of between $16.44 and $18.94, exclusive of any holdings of Cigar Common Stock, without taking into account any corporate level liability and transaction costs that would arise upon the sale of the Company's shares of Cigar Common Stock, and $14.94 to $17.44 after taking such liability into account. Morgan Stanley clarified that this analysis implied that, at $43.50 per share, Cigar Holdings was implicitly valued at approximately $27.00 per share if the tax liability were not included, and between $28.00 and $29.00 per share taking into account the potential tax liability, in either case well in excess of recent trading prices of Cigar Common Stock.


     The Special Committee was advised by Morgan Stanley that, in Morgan Stanley's view, the per share amount to be received in the Merger was fair from a financial point of view to the holders of shares of Common Stock (other than Parent and its affiliates), at the then current market price for Cigar Common Stock, as well as at possible higher or lower prices, taking into consideration the price adjustment mechanism contained in the Merger Agreement (but recognizing that the merger consideration would not be adjusted upward unless the price of Cigar Common Stock was in excess of $33.00 per share at the time of the Merger), and that the fact that $10.00 per share of the proposed merger consideration would be paid as a dividend sooner than the remaining merger consideration represented a slightly greater value on a present value basis. The Special Committee was advised by its counsel that the language of the merger agreement had been substantially resolved. After further discussion and deliberation, a motion determining the Merger and the Merger Agreement to be fair and in the best interests of the Company's stockholders (other than Parent and its affiliates) and to approve the Merger and the Merger Agreement was made and carried unanimously, and the Special Committee resolved to recommend that similar action be taken by the full Board of Directors of the Company.

     Later in the evening on February 20, 1997, the Boards of Directors of each of Parent, the Purchaser and the Company unanimously approved the Merger Agreement, and the Merger Agreement was executed.

     Morgan Stanley's oral opinion delivered to the Special Committee was subsequently confirmed in a written opinion, dated February 20, 1997, stating that, as of such date and based upon the factors and assumptions set forth in such opinion, the consideration to be received by holders of shares of the Company's Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Parent and its affiliates).

     On March 17, 1997, the parties to all of the Actions except Fishbaum executed a Memorandum of Understanding setting forth the terms of their agreement in principle to settle these Actions. The Memorandum of Understanding acknowledges the enhanced terms for stockholders set forth in the Merger Agreement and provides that settling plaintiffs may seek up to $1.25 million in attorney's fees. The Memorandum of Understanding contemplates the drafting and execution of a Stipulation of Settlement by the parties and its approval by the Chancery Court, which approval is expected to occur in the third quarter of 1997.

DETERMINATIONS OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

     As discussed under '--Background of the Merger,' the Special Committee unanimously recommended the Merger Agreement and the Merger to the Board, determining the Merger Agreement and the Merger to be fair to and in the best interests of the Company's stockholders (other than Parent and its affiliates). In reaching this conclusion, the Special Committee considered a number of factors, including, among other things, the opinion of Morgan Stanley, dated February 20, 1997, that, as of such date and subject to the assumptions and limitations therein, the consideration to be received by holders of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Parent and its affiliates). The full text of such opinion, which sets forth, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with such opinion, is attached as Annex B to this Information Statement. Stockholders are urged to read the opinion in its entirety.

     Reasons for the Special Committee's Determination. In reaching its recommendation, the Special Committee considered, among other things, the factors listed below:

          (a) the terms of the proposed Merger, including, among other things, the consideration to be paid to holders of Common Stock, including the potential upward adjustment, the 60% premium to the closing price of the Common Stock the day prior to the announcement of Parent's proposal and the circumstances under which the Merger Agreement could be terminated;

          (b) the presentation and opinion of Morgan Stanley, which included, among other things, analyses of the value of the Company and of the value of the Company in relation to the price of Cigar Common Stock and comparisons with similar companies and similar transactions, and which indicated that the consideration to be received by the holders of shares of Common Stock (other than shares held by Parent and its affiliates) was fair to such holders from a financial point of view (such opinion of Morgan Stanley was given subject to certain limitations, qualifications and assumptions specified therein; see '--Financial Advisor; Fairness Opinion');

          (c) the Company's business, condition and prospects, and the current and historical trading prices for the Company's and Cigar Holdings' shares; and

          (d) the risks to stockholders associated with the Common Stock, including, without limitation, the potential risk involved with Cigar Holdings and with certain potential legal liabilities, such as ongoing asbestos litigation.

     The foregoing discussion of the information and factors considered and given weight by the Special Committee is not intended to be exhaustive. In view of the wide variety of the factors considered in connection with its evaluation of the proposed Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Special Committee viewed its position and recommendation as being based on the totality of the information presented and considered by it.

     Reasons for the Board's Determination. In reaching its decision to approve the Merger Agreement, the Board relied on the Special Committee's recommendation and the factors relied on by the Special Committee as described above. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the

Board viewed its position as being based on the totality of the information presented and considered by it. Because of the appointment of the Special Committee and its engagement of independent counsel and Morgan Stanley, neither the Special Committee nor the Board considered it necessary to retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Merger and the Merger Agreement. Similarly, and for same reasons that the Special Committee and the Board determined that the Merger Agreement and the Merger are fair to and in the best interests of Company's stockholders (other than Parent and its affiliates), the Special Committee and the Board did not believe it necessary to structure the Merger to require the approval of a majority of the unaffiliated stockholders.

FINANCIAL ADVISOR; FAIRNESS OPINION

     Morgan Stanley was engaged to act as the Special Committee's financial advisor on or about January 22, 1997 in connection with the Special Committee's review of Parent's proposal. This engagement was subsequently confirmed in a letter dated February 11, 1997. No limitations were imposed by the Company, its Board of Directors or the Special Committee upon Morgan Stanley with respect to the investigations made or the procedures followed by it in rendering its opinion, except that, at Parent's instruction, Morgan Stanley was not authorized to, and did not, solicit any indications of interest from any potential third party, either financial or strategic, to acquire all or any part of the Company or any of its assets. On February 20, 1997, Morgan Stanley rendered its oral opinion to the Special Committee and to the Board, and subsequently confirmed such oral opinion in a written opinion (the 'Morgan Stanley Opinion') dated February 20, 1997, that, as of such date and based upon the assumptions noted therein, matters considered and limits of review in connection with such opinion, the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Parent and its affiliates).

     A COPY OF THE MORGAN STANLEY OPINION, DATED FEBRUARY 20, 1997, WHICH SETS FORTH THE ASSUMPTIONS NOTED THEREIN, MATTERS CONSIDERED, AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS ANNEX B TO THIS INFORMATION STATEMENT, AND STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. THE MORGAN STANLEY OPINION WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE SHARES OF COMMON STOCK (OTHER THAN PARENT AND ITS AFFILIATES). THE MORGAN STANLEY OPINION WAS DELIVERED FOR THE INFORMATION OF THE SPECIAL COMMITTEE AND THE BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER ANY STOCKHOLDER SHOULD EXERCISE APPRAISAL RIGHTS IN RESPECT OF THE MERGER OR OTHERWISE ACT IN RESPECT OF THE MERGER AGREEMENT AND THE MERGER. THIS SUMMARY OF THE MORGAN STANLEY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering its opinion, Morgan Stanley, among other things, (i) reviewed certain publicly available financial statements and other information of the Company and Cigar Holdings; (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Cigar Holdings prepared by the managements of the Company and Cigar Holdings; (iii) analyzed certain estimates of assets and liabilities prepared by the managements of the Company and Cigar Holdings; (iv) discussed past and current operations and the financial condition and prospects of the Company and Cigar Holdings with senior executives of the Company and Cigar Holdings; (v) reviewed the reported prices and trading activity for the Common Stock and Cigar Common Stock; (vi) compared the financial performance of the Company and Cigar Holdings and the prices and trading activity of the Common Stock and Cigar Common Stock with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of the Company, Parent and their legal advisors; (ix) reviewed the Merger Agreement and certain related documents; (x) reviewed and discussed with Price Waterhouse LLC certain issues regarding the assets and liabilities of the Company; and (xi) performed such other analyses and considered such other factors as it deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information it reviewed. With respect to the financial estimates, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available judgments of the future financial performance of the Company and Cigar Holdings. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company or Cigar Holdings, nor were such appraisals furnished to Morgan Stanley. The Morgan Stanley Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets or businesses, nor did it negotiate with any such party, other than Parent, as to the possible acquisition of the Company or any of its assets or businesses.

     The following is a summary of certain financial and comparative analyses performed by Morgan Stanley in arriving at its opinion dated February 20, 1997, and reviewed with the Special Committee in connection with such opinion:

     Liquidation Value Analysis. Morgan Stanley performed an analysis to determine a range of valuation for (i) the assets of the Company, excluding the Company's interest in Cigar Holdings; (ii) the Company's interest in Cigar Holdings; and (iii) the Company's liabilities. Morgan Stanley estimated the value of the Company's non-Cigar Holdings assets (not counting cash, cash equivalents and option proceeds) to be between $168.0 and $189.7 million, as opposed to the estimate proposed by Parent of $142.6 million. Morgan Stanley estimated the value of the Company's liabilities (not counting potential tax liability on the sale of shares of Cigar Common Stock in the Cigar Secondary Offering) to be between $121.0 and $161.7 million, as opposed to the estimate proposed by Parent of $188.0 million. Using a price per share for Cigar Common Stock of $24.50, the market price as of January 20, 1997, such ranges implied a liquidation value per Company share of $39.14 to $41.65.

     Due to the significant proportion of the Company's value represented by its interest in Cigar Holdings, Morgan Stanley performed the following analysis with respect to Cigar Holdings:

     Value Sensitivity Analysis. Morgan Stanley analyzed the price per share of Common Stock implied by (i) various stock prices for Cigar Holdings ranging from $24.50 to $30.00 per share, assuming a one-to-one correlation between Cigar Holdings shares and Common Stock, and (ii) various ranges for the Company's non-Cigar Holdings assets and liabilities discussed above. Such analysis showed, based on a Cigar Common Stock price of $27.00 per share and the Morgan Stanley estimated ranges discussed above, a value per share of Common Stock of $41.94 to $44.44, and based on a Cigar Common Stock price of $24.50 per share, a value per share of Common Stock of $39.44 to $41.94.

     Cigar Common Stock Price Analysis. Morgan Stanley analyzed the stock price and trading volume history for Cigar Common Stock from its initial public offering on August 16, 1996, through February 19, 1997, taking note of significant events during the period. Such analysis showed an all-time high closing price of $32.50 and general stock price decline from September 1996 to January 1997.

     Cigar Holdings Comparable Company Analysis. Using publicly available information, Morgan Stanley compared certain financial and operating information for Cigar Holdings with corresponding financial and operating information for a group of publicly traded companies that Morgan Stanley deemed to be in lines of business with certain characteristics reasonably similar to the Cigar Holdings', understanding that no public company is directly comparable to Cigar Holdings. The public companies included in the comparable company analysis were: Gucci Group N.V., LVMH Moet Hennessy Louis Vuitton, Oakley, Inc., The Boston Beer Company, Inc., Redhook Ale Brewery, Incorporated, Pete's Brewing Company, Culbro Corporation and Swisher International Group Inc. (collectively, the 'Comparables'). Morgan Stanley's analysis indicated that: (i) Cigar Holdings' current share price as a percentage of its highest share price was 76.6%, as compared to a range of 24.1% to 98.9% for Comparables; (ii) Cigar Holdings' estimated five-year earnings-per-share growth rate, as estimated by Wall Street analysts, was 27.0%, as compared to a range of 11.0% to 30.0% for Comparables;
(iii) Cigar Holdings' equity market value, defined as current share price multiplied by shares outstanding, was $767 million, as compared to a range of $56 million to $22.174 billion for Comparables; (iv) Cigar Holdings' aggregate market value, defined as market equity plus total debt minus cash and equivalents, was $944 million, as compared to a range of $21 million to $23.463 billion for Comparables; (v) Cigar Holdings' price-to-earnings ratio estimates for 1996, 1997, and 1998 were 22.5x, 19.1x, and 16.7x, respectively, as compared to ranges of 13.0x to 30.9x, 13.2x to 27.6x, and 10.2x to 22.7x, respectively, for Comparables; (vi) Cigar Holdings' aggregate values for the last twelve months for sales, earnings before interest, taxes, depreciation and amortization ('EBITDA') and earnings before interest and taxes ('EBIT') were 4.8x, 18.0x and 20.9x, respectively, as compared to ranges of 0.3x to 7.5x, 6.0x to 28.6x, and 8.3x to 31.1x, respectively, for Comparables; and (vii) Cigar Holdings' 1996 aggregate value estimates for sales, EBITDA and EBIT were 4.5x, 16.4x and 18.8x, respectively, as compared to ranges of 0.3x to 4.2x, 5.5x to 15.4x, and 7.1x to

18.0x, respectively, for Comparables.

     Comparable Transactions Analysis. Morgan Stanley reviewed certain publicly available information regarding 51 selected minority squeeze-out transactions since March 1987 (the 'Transaction Comparables'). The Transaction Comparables were generally completed transactions in which the majority interest position exceeded 50% of the total number of outstanding shares and over one year elapsed between the purchase of the majority interest and the purchase of the remaining shares. The Transaction Comparables and the dates the transactions were announced were as follows: the acquisition of Systemix, Inc. by Novartis Inc. (January 1997); the acquisition of Applied Immune Sciences, Inc. by RhonePoulenc Rorer (October 1995); the acquisition of Bic Corporation by Bic SA (May 1995); the acquisition of Lin Broadcasting Corporation by AT&T Corp. (March 1995); the acquisition of Fleet Mortgage Group, Inc. by Fleet Financial Group, Inc. (December 1994); the acquisition of Pacific Telecom, Inc. by Pacificorp (November 1994); the acquisition of Ogden Projects Inc. by Ogden Corporation (September 1994); the acquisition of Contel Cellular Inc. by GTE Corporation (September 1994); the acquisition of Castle & Cooke, Inc. by Dole Food Company, Inc. (August 1994); the acquisition of Chemical Waste Management, Inc. by WMX Technologies, Inc. (July 1994); the acquisition of Enquirer/Star Group, Inc. by MacFadden Holdings Inc. & Boston Ventures L.P. (April 1994); the acquisition of Foxmeyer Corporation by National Intergroup, Inc. (March 1994); the acquisition of Southeastern Public Service Company by Triarc Companies, Inc. (November
1993); the acquisition of Medical Marketing Group, Inc. by Medco

Containment Services, Inc. (October 1993); the acquisition of United Investors Management Company by Torchmark Corporation (February 1993); the acquisition of PHLCorp Inc. by Leucadia National Corporation (August 1992); the acquisition of Grace Energy Corporation by W.R. Grace & Co. (March 1992); the acquisition of Unocal Exploration Corporation by Unocal Corporation (February 1992); the acquisition of American Television & Communications Corporation by Time Warner Inc. (October 1991); the acquisition of Arkla Exploration Company by Arkla, Inc. (September 1991); the acquisition of United Artists Entertainment Company by Tele-Communications, Inc. (May 1991); the acquisition of Bond International Gold, Inc. by LAC Minerals Ltd. (February 1991); the acquisition of Hamilton Oil Corp. by The Broken Hill Proprietary Company Limited (February 1991); the acquisition of Ocean Drilling & Exploration Company by Murphy Oil Corporation (January 1991); the acquisition of Sizzler Restaurants International, Inc. by Collins Foods, Inc. (September 1990); the acquisition of Freeport-McMoRan Oil & Gas Company by Freeport-McMoRan Inc. (July 1990); the acquisition of Caesars New Jersey, Inc. by Caesars World, Inc. (July 1990); the acquisition of DST Systems, Inc. by Kansas City Southern Industries, Inc. (May 1990); the acquisition of American Capital Management & Research, Inc. by The Travelers Inc. (May 1990); the acquisition of LPL Technologies Inc. by Cheshire Financial Corporation (March 1990); the acquisition of Titan Group Ltd. by Intermark, Inc. (March
1990); the acquisition of National Mine Service Company by Anderson Group PLC (February 1990); the acquisition of Copperweld Corporation by Imetal S.A. (January 1990); the acquisition of PCS, Inc. by McKesson Corporation (December
1989); the acquisition of Soo Line Corporation by Canadian Pacific Limited (October 1989); the acquisition of Erbamont NV by Montedison S.p.A (July 1989); the acquisition of Himont Incorporated by Montedison SPA (July 1989); the acquisition of Fisher Scientific Group Inc. by The Henley Group, Inc. (June

1989); the acquisition of Westmarc Communications, Inc. by Tele-Communications, Inc. (May 1989); the acquisition of TGI Friday's Inc. by Carlson Companies, Inc. (May 1989); the acquisition of Ocean Drilling & Exploration Company by Murphy Oil Corporation (April 1989); the acquisition of Micro D, Inc. by Ingram Industries Inc. (December 1988); the acquisition of The TJX Companies, Inc. by Zayre Corp. (December 1988); the acquisition of Malrite Communications Group, Inc. by private investors and Malrite Communications Group's management (August
1988); the acquisition of Arthur D. Little Inc. by Memorial Drive Trust (June
1988); the acquisition of Gruen Marketing Corp. by S.H. Holdings Inc. (June
1988); the acquisition of Ideal School Supply Corp. by ISSC Holdings Inc. (March
1988); the acquisition of Certainteed Corporation by Cie De Saint-Gobain SA (March 1988); the acquisition of Gemnar Industries Inc. by Mistar, Inc. (February 1988); the acquisition of Camco Inc. by Pearson PLC (June 1987); and the acquisition of Standard Oil Co. by British Petroleum Company p.l.c. (March
1987). Morgan Stanley's analysis showed that the premium over unaffected market price was 60.4% for the Company (based on the Company's January 20, 1997 closing price of $27.125), as compared to a mean of 27% for Transaction Comparables. The premium over market price the day prior to public announcement was 60.4% for the Company (based on the Company's January 20, 1997 closing price of $27.125), as compared to a mean of 21% for Transaction Comparables. Considering only Transaction Comparables from 1994 to the present, the mean premium over unaffected market price was only 19%, and the mean premium over market price the day prior to public announcement was 21%.

     The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley. Arriving at a fairness opinion is a complex process not necessarily amenable to partial or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying the analyses set forth in the Morgan Stanley Opinion. The matters considered by Morgan Stanley in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates incorporated in the analyses performed by Morgan Stanley are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company or to Cigar Holdings, and none of the Transaction Comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, analyses of publicly traded comparable companies and comparable business combinations are not mathematical; rather they involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which it is being compared. In addition, as described above, Morgan Stanley's opinion and presentation to the Special Committee was one of a number of factors taken into consideration by the Special Committee in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Special Committee with respect to the value of the Company or Cigar Holdings.

     Morgan Stanley is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. Morgan Stanley was selected because of its expertise, reputation and familiarity with the Company and Cigar Holdings and their businesses and with transactions similar to the Merger.

     Pursuant to a letter agreement dated February 11, 1997 (the 'Engagement Letter'), Morgan Stanley was engaged to provide investment banking advice and services to the Special Committee in connection with its review and analysis of the transaction proposal. The Company agreed to pay Morgan Stanley a fee of $1.5 million for its services. In addition, the Company has agreed to reimburse Morgan Stanley for reasonable expenses incurred by Morgan Stanley and indemnify Morgan Stanley against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

     In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in debt or equity securities of the Company or Cigar Holdings. Morgan Stanley has in the past undertaken, and may in the future undertake, a variety of advisory and capital market assignments for Parent and various of its affiliates, with respect to all of which Morgan Stanley has been or would expect to be compensated, reimbursed and indemnified by Parent or the relevant affiliate. In early January 1997, Morgan Stanley engaged in preliminary discussions with representatives of Parent as to Parent's various strategic options, including as to possible transactions involving the Company. In addition, Morgan Stanley acted as a co-managing underwriter in connection with a Cigar Secondary Offering, in respect of which Morgan Stanley received customary compensation.

POSITION OF PARENT AND THE PURCHASER

     Parent and the Purchaser had no involvement in the Special Committee's evaluation of the fairness of the Merger Consideration to stockholders of the Company (other than Parent and its affiliates) and neither has undertaken any formal evaluation of its own as to the fairness of the Merger Consideration. Parent and the Purchaser, however, have considered the factors set forth above under '--Determinations of the Special Committee and the Board; Fairness of the Merger' and '--Financial Advisor; Fairness Opinion' and based on such factors, Parent and the Purchaser have each determined that the Merger Consideration is fair to and in the best interests of holders of Common Stock (other than Parent and its affiliates). Although four directors or officers of Parent and its affiliates serve as directors of the Company, none served on the Special Committee. Because the vote of stockholders is not being sought by the Company in connection with the approval of the Merger, none of the directors and executive officers of the Company, Parent or the Purchaser will vote on the Merger or make any recommendation to stockholders of the Company regarding the Merger.

     In view of the wide variety of factors considered in connection with their evaluation of the proposed Merger, Parent and the Purchaser did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the factors or determine that any factor was of particular importance. Rather, Parent and the Purchaser each viewed its position as being based on the totality of the information presented and considered by it.

PURPOSE AND STRUCTURE OF THE MERGER

     Parent and the Purchaser entered into the Merger Agreement in order to acquire beneficial ownership of the entire equity interest in the Company because they believe that, due to the Company's complex corporate structure, the historic trading prices of a share of Common Stock on the NYSE, prior to Parent's proposal, did not adequately reflect the net asset value of the Company's assets or its future prospects. The Merger was not structured to require the approval of a majority of unaffiliated stockholders.

     The Company is a holding company with no operating assets of its own. Its principal assets are its substantial equity interests in two public companies, Cigar Holdings and PCT. Cigar Holdings, in turn, is the holding company for Consolidated Cigar and has no operating assets of its own. PCT, through an indirect wholly owned subsidiary, now operates the licorice and flavorings business formerly operated by a subsidiary of the Company. This multi-tiered corporate structure has made it difficult for the public equity market to evaluate the Company's assets and future prospects, and, in Parent's view, contributed to the historical trading prices of a share of Common Stock being substantially below the Company's net asset value per share. Moreover, since the Company was acquired by Mafco Holdings in June 1995, it has continuously, but unsuccessfully, sought acquisition candidates in order to maximize stockholder value. As a result, the Company has not been able to effectively utilize its substantial amount of working capital. Parent and the Purchaser believe that this has also depressed the historical trading prices of a share of Common Stock on the NYSE. Accordingly, the acquisition of the shares of Common Stock from holders of such shares has been structured as a cash merger in order to transfer ownership of the remaining equity interest in the Company to Parent in one transaction and at the same time provide cash (including the Special Dividend) to the holders of such shares at a premium to historic trading prices. See 'MARKET PRICES AND DIVIDENDS' and 'SOURCE AND AMOUNT OF FUNDS.'

     The Merger has been structured as a merger of the Purchaser with and into the Company, with the Company being the surviving corporation in the Merger (the 'Surviving Corporation'), in order to provide flexibility with respect to certain financial, operational and tax planning considerations. After the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent, and subject to applicable law and contractual limitations, if any, Parent will be able to distribute, by way of dividend, loan or otherwise, some or all of the assets of the Company, or otherwise make use of such assets for investment in affiliates or other transactions as Parent may determine. See '--Plans for the Company After the Merger.'

     For additional information concerning the purpose of the Merger, see '--Background of the Merger,' '--Determinations of the Special Committee and the Board; Fairness of the Merger.'

CERTAIN EFFECTS OF THE MERGER

     At the Effective Time, (i) the Purchaser will merge with and into the Company and the separate corporate existence of the Purchaser will cease, (ii) the Surviving Corporation will be a wholly owned subsidiary of Parent, (iii) all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser will vest in the Surviving Corporation and (iv) all obligations, duties, debts and liabilities of the Company and the Purchaser will be the obligations, duties, debts and liabilities of the Surviving Corporation. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation and the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation. The directors and officers of the Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation.

     As a result of the Merger, the Common Stock will no longer be publicly traded and Parent will become the sole stockholder of the Surviving Corporation. Following the Merger, persons who were stockholders of the Company immediately prior to the Merger will no longer have an opportunity to continue their interests in the Company as an ongoing corporation and therefore will not share in its future earnings and potential growth. Trading in the shares of Common Stock on the NYSE will cease immediately following the Effective Time. At the Effective Time, the shares of Common Stock will be delisted from the NYSE. Registration of the Common Stock under the Exchange Act also will be terminated, as will the ongoing disclosure requirements thereunder, except to the extent that such disclosure is required as a result of the outstanding value support rights of the Company.

     Stockholders who properly perfect their statutory appraisal rights under and in accordance with Section 262 of the DGCL will have the right to seek appraisal of their Common Stock. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL.'

PLANS FOR THE COMPANY AFTER THE MERGER

     It is expected that following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they have been and are currently being conducted. The directors and officers of the Purchaser immediately prior to the Effective Time will, from and after the

Effective Time, be the directors and officers of the Surviving Corporation.

     After the Merger, the Company will become a wholly owned subsidiary of Parent and the public will no longer own a minority equity interest in the Company. Accordingly, Parent will be able to direct and control the policies of the Company and its subsidiaries, including with respect to any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of the Company's Board or management, without taking into account the current public minority equity interest. Any such extraordinary transaction may occur with affiliates of the Company, Parent or the Purchaser.

     Except as described in this Information Statement, Parent and the Purchaser do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, a change in the capitalization or other changes in the Company's corporate structure or business or the composition of its Board or management.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the Merger Agreement and the transactions contemplated thereby, stockholders of the Company should be aware that certain members of the Company's management and the Board have certain interests in the Merger that may present them with actual or potential conflicts of interests with respect to the Merger.

     The following Board members also are directors and/or officers of Parent and its affiliates: Ronald O. Perelman, Howard Gittis, Theo Folz and James R. Maher. In addition, Mr. Perelman is the beneficial owner of all the capital stock of Parent and the Purchaser. The Special Committee was comprised of Philip
E. Beekman, Jewel S. Lafontant-Mankarious and Drew Lewis, none of whom is an officer or employee of Parent, the Purchaser or any of their affiliates.

     Employment Agreements. The following executive officers are parties to employment agreements with the Company or Consolidated Cigar: James R. Maher, Theo W. Folz and Gary R. Ellis. The terms of their employment agreements will not be affected by the Merger. Messrs. Maher and Folz serve on the Board of the Company.

     Directors' and Officers' Indemnification Insurance. Pursuant to the Merger Agreement, Parent will cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Delaware law as in effect at the date hereof. Subject to certain limitations, Parent or the Surviving Corporation shall also maintain the Company's existing officers' and directors' liability insurance for a period of not less than seven years after the Effective Time. See 'THE MERGER AGREEMENT--Certain Other Covenants--Directors' and Officers'

Insurance and Indemnification.'

     Stock Options. Pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to provide that each outstanding option to purchase Common Stock ('Stock Option') becomes fully vested and exercisable prior to the Effective Time, to cancel such Stock Option and to make certain cash payments to the holders of such Stock Option in consideration for such cancellation. Ronald
O. Perelman, James R. Maher, Theo W. Folz and Will Nesbitt will receive $16,500,000, $19,593,750, $2,150,000 and $537,500, respectively, in respect of their Stock Options pursuant to the Merger Agreement. See 'THE MERGER AGREEMENT-- Payments Under Stock Options.'

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the 'purchase' method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Parent and the Purchaser in connection with the Merger will be allocated to the Company's identifiable assets and liabilities based on their fair market values, with any excess being treated as goodwill.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

     In general, under the Internal Revenue Code of 1986, as amended (the 'Code'), the receipt of cash by a stockholder pursuant to the Merger or pursuant to the exercise of stockholders' rights of appraisal will be a taxable event for federal income tax purposes. Generally, a stockholder will recognize capital gain or loss equal to the difference between (i) the amount of cash received and
(ii) such stockholder's tax basis in the Common Stock surrendered in exchange therefor. Such capital gain or loss will be a long-term capital gain or loss if such stockholder has held such Common Stock for more than one year at the Effective Time. Such gain or loss must be calculated separately for each block of shares of Common Stock (e.g., shares acquired at the same price in a single transaction) held by the stockholder. Stockholders will not be entitled to use the installment method to report any gain with respect to the exchange of the Common Stock because the Common Stock is publicly traded.

     The preceding discussion describes the material federal income tax consequences of the Merger, and does not address any potentially applicable local, state or foreign tax laws. The discussion assumes that stockholders hold their shares of Common Stock as capital assets within the meaning of Section 1221 of the Code. Moreover, it does not discuss all aspects of federal income taxation that may be relevant to a stockholder and may not apply to (i) Common Stock acquired upon exercise of incentive stock options, non-qualified stock options or otherwise as compensation; (ii) certain tax-exempt stockholders;
(iii) stockholders that are subject to special tax provisions, such as banks and insurance companies; and (iv) certain nonresident aliens and foreign corporations.

     A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of all amounts paid to the stockholder, unless such stockholder provides a correct taxpayer identification number or proof of an applicable exemption to the Company, and otherwise complies with applicable requirements under the Code. THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS INFORMATION STATEMENT. EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

LITIGATION

     In January 1997, seven Actions were filed in the Chancery Court objecting to the proposed transaction that ultimately culminated in the execution of the Merger Agreement and the price originally proposed to be paid for the Common Stock. See 'SPECIAL FACTORS--Background of the Merger.' On March 17, 1997, the parties to all of the Actions except Fishbaum executed a Memorandum of Understanding setting forth the terms of their agreement in principle to settle these Actions. The Memorandum of Understanding acknowledges the enhanced terms for stockholders set forth in the Merger Agreement and provides that settling plaintiffs may seek up to $1.25 million in attorney's fees. The Memorandum of Understanding contemplates the drafting and execution of a Stipulation of Settlement by the parties and its approval by the Chancery Court, which approval is expected to occur in the third quarter of 1997.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $389 million, which includes (i) approximately $115.9 million to pay the Merger Consideration (not including the amount, if any, necessary to pay the Additional Amount), (ii) approximately $38.8 million to pay amounts owing in respect of Stock Options (iii) approximately $232.4 million to pay the Special Dividend and (iv) approximately $1.9 million to pay related fees and expenses. The total amount of funds will be paid from the Surviving Corporation's available cash and marketable securities.

                       STOCKHOLDERS' RIGHTS OF APPRAISAL

     Pursuant to Section 262 of the DGCL, any holder of Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of such stockholder's shares (the 'Dissenting Shares') of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this Information Statement. All references in Section 262 and in this summary to a 'stockholder' are to the record holder of the shares of Common Stock as to which appraisal rights are asserted.

     Under Section 262, where a proposed merger is approved by written consent of stockholders, the corporation must notify each of its stockholders that appraisal rights are available, and must include in such notice a copy of
Section 262. This Information Statement constitutes such notice to stockholders of the Company. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex C to this Information Statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Common Stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

          (i) Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares within 20 days after the date of mailing of this notice of appraisal, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares; and

          (ii) Such stockholder must continuously hold such shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

     A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to: Mafco Consolidated Group Inc., 35 East 62nd Street, New York, New York 10021, Attention: General Counsel.

     Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any Stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of the shares of Common Stock held by all dissenting stockholders. The Company does not presently intend to file such a petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Company), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has agreed to give the Purchaser prompt notice of any demands for appraisal received by the Company, and, prior to the Effective Time, (i) the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands and
(ii) the Company will not, except with the prior written consent of the Purchaser, make any payment with respect to or offer to settle, any such demands. See 'THE MERGER AGREEMENT--Dissenter's Rights.'

     Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the 'fair value' of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES AND THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that 'proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court' should be considered, and that 'fair price obviously requires consideration of all relevant factors involving the value of a company.' The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that 'elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.' Section 262 provides that fair value is to be 'exclusive of any element of value arising from the accomplishment or expectation of the merger.'

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

     At any time within 60 days after the Effective Time, any stockholder who has demanded appraisal rights will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, or if such stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, stockholders' rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the Merger Consideration. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT NOT SUMMARIZED ELSEWHERE IN THIS INFORMATION STATEMENT. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY AND TO CONSIDER IT CAREFULLY.

EFFECTIVE TIME

     The Merger will become effective, and the Effective Time will occur, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or such later time as is agreed to by the parties and specified in such certificate. Such filing will be made on or as promptly as practicable following the closing date under the Merger Agreement, which will take place not later than the second business day after the satisfaction or waiver of all of the conditions set forth in the Merger Agreement, or such other time as agreed by the Company, Parent and the Purchaser (the 'Closing Date'). There can be no assurance as to when and if the Merger will be consummated. If the Merger has not been consummated on or prior to September 30, 1997, the Merger Agreement may be terminated by either the Company or Parent. See '--Conditions to Consummation of the Merger' and '--Termination.'

MERGER CONSIDERATION; CONVERSION OF SHARES

     At the Effective Time, each share of Common Stock (other than shares as to which dissenters' rights have been duly asserted and perfected under the DGCL and shares held by the Company, Parent, the Purchaser or any other subsidiary of Parent) will be converted into the right to receive the Merger Consideration. Stockholders will be entitled to receive the Merger Consideration in cash, without interest, upon surrender of the certificates formerly representing such shares of Common Stock. See '--Procedure for Payment.' All such shares of Common Stock, when so converted, will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate.

     All shares of Common Stock that are held by the Company as treasury stock and any shares of Common Stock owned by Parent, the Purchaser or any other subsidiary of Parent will be cancelled and retired and will cease to exist and no Merger Consideration will be delivered in exchange therefor.

PROCEDURE FOR PAYMENT

     Prior to the Effective Time, Parent will designate an agent (the 'Paying Agent') to receive the funds, as needed, to effect the payment of the Merger Consideration. Promptly after the Effective Time, the Paying Agent will mail to each record holder of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Common Stock (the 'Certificates'), whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly executed, the holder of such Certificate will receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, to be mailed within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled.

     STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

     If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered, each Certificate (other than Certificates representing Common Stock held by Parent or any of its subsidiaries, or those stockholders who perfect their appraisal rights pursuant to the DGCL) will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration.

     In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, provided that the person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.


DISSENTER'S RIGHTS

     The Merger Agreement provides that Common Stock outstanding immediately prior to the Effective Time and held by a stockholder who has delivered a written demand for appraisal in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration unless and until such stockholder fails to perfect or effectively withdraws or otherwise loses the right to appraisal and payment under the DGCL. See 'STOCKHOLDERS' RIGHTS OF APPRAISAL.' The Merger Agreement further provides that, if after the Effective Time, any such stockholder fails to perfect or effectively withdraws or loses the right to appraisal, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such stockholder is entitled, without interest or dividends thereon. The Company has agreed in the Merger Agreement to give the Purchaser prompt notice of any demands for appraisal received by the Company, and, prior to the Effective Time, (i) the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands and
(ii) the Company will not, except with the prior written consent of the Purchaser, make any payment with respect to, or offer to settle, any such demands.

PAYMENTS UNDER STOCK OPTIONS

     Except as Parent or the Purchaser and the holder of any Stock Option otherwise agree, upon the Effective Time, (i) each outstanding Stock Option whether or not then exercisable or vested, will become fully exercisable and vested, (ii) each outstanding Stock Option will be cancelled and (iii) in consideration of such cancellation, the Company will pay to the holder of each Stock Option an amount in respect thereof equal to the product of

(A) the Applicable Amount, multiplied by (B) the number of shares subject thereto; provided that the foregoing shall not require any action that violates any agreement in effect in respect thereof. The term 'Applicable Amount' shall mean the excess, if any, of (A) the sum of (x) $10.00 (the amount of the Special Dividend) and (y) the Merger Consideration over (B) the applicable exercise price of each such Stock Option.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Company. Pursuant to the Merger Agreement, the Company has made representations and warranties regarding, among other things, (i) the Company's organization, existence and qualification to do business and similar corporate matters, (ii) the Company's capitalization, (iii) the Company's authority to enter into and perform its obligations under the Merger Agreement, (iv) the absence of conflict of the Merger Agreement and the transactions contemplated thereby with the Company's certificate of incorporation, by-laws, certain agreements and applicable laws, (v) certain regulatory consents and approvals,
(vi) certain filings with the SEC and the financial statements contained therein, (vii) the accuracy of information contained in this Information

Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement and (viii) opinion of the Special Committee's financial advisor.

     Parent and the Purchaser. Pursuant to the Merger Agreement, Parent and the Purchaser have made representations and warranties regarding, among other things, (i) Parent's and the Purchaser's organization, existence and qualification to do business and similar corporate matters, (ii) Parent's and the Purchaser's authority to enter into and perform their respective obligations under the Merger Agreement, (iii) the absence of conflict of the Merger Agreement and the transactions contemplated thereby with Parent's and the Purchaser's respective certificates of incorporation, by-laws, certain agreements and applicable laws, (iv) certain regulatory consents and approvals and (v) the accuracy of information, supplied by Parent and the Purchaser, contained in this Information Statement and certain other SEC filings relating to the transactions contemplated by the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE CLOSING

     The Merger Agreement provides that except as expressly contemplated by the Merger Agreement or as agreed to in writing by Parent and the Purchaser, after the date of the Merger Agreement and prior to the Effective Time, the business of the Company and certain of its subsidiaries shall be conducted only in the ordinary and usual course. In particular, the Company will not, directly or indirectly, (i) sell, transfer or pledge or agree to sell, transfer or pledge any of the shares of Common Stock or capital stock of its subsidiaries beneficially owned by it (other than pursuant to the Cigar Secondary Offering);
(ii) amend its Certificate of Incorporation or By-laws; (iii) split, combine or reclassify the outstanding shares of Common Stock; (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than the Special Dividend); or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

CERTAIN OTHER COVENANTS

     Further Action; Reasonable Efforts. Pursuant to the Merger Agreement, each of the parties has also agreed to use its reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. In addition, Parent, the Purchaser and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a 'Governmental Entity').

      Action by Written Consent; Information Statement. Parent has agreed to vote, or cause to be voted, by written consent, all of the shares of Common Stock owned by it or the Purchaser in favor of the approval and adoption of the Merger Agreement and to provide the Company with all information concerning Parent or the Purchaser necessary or reasonably appropriate to be included in this Information Statement.

     Publicity. The Merger Agreement also provides that no party to the Merger Agreement will issue or cause the publication of any press release or other announcement with respect to the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other parties.

     Directors' and Officers' Insurance and Indemnification. Pursuant to the Merger Agreement, Parent will cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Delaware law as in effect at the date of the Merger Agreement. Parent or the Surviving Corporation shall also maintain the Company's existing officers' and directors' liability insurance for a period of not less than seven years after the Effective Time. Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance in excess of that which is commercially reasonable; provided further, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost that is commercially reasonable.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger Agreement provides that the obligation of each party to the Merger Agreement to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (any or all of which may be waived by the parties thereto): (i) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits the consummation of the Merger and shall be in effect, and no proceeding that has a reasonable probability of resulting in such relief shall be pending; (ii) all material authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained; (iii) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock; (iv) the representations and warranties of each of the parties to the Merger Agreement shall be true and correct in all material respects at and as of the Closing Date and (v) each of the parties to the Merger Agreement shall have performed in all material respects its obligations under the Merger Agreement required to be performed at or prior to the Closing Date pursuant to the terms of the Merger Agreement.

     The obligations of Parent and the Purchaser to effect the Merger are also conditioned upon there being no proceeding pending (other than those pending on the date of the Merger Agreement) that has a reasonable probability of having, singularly or in the aggregate with all such proceedings, a Material Adverse Effect (as defined in the Merger Agreement).

     The obligation of the Company to effect the Merger was conditioned upon the payment of the Special Dividend, which was paid on March 14, 1997.

TERMINATION

     Subject to the approval of the Special Committee, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) by the mutual consent of Parent, the Purchaser and the Company; or

          (b) by either the Company, on the one hand, or Parent and the Purchaser, on the other hand, if: (i) the Merger has not been consummated on or prior to September 30, 1997; provided, however, such right shall not be available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date, (ii) the stockholders of the Company fail to approve the Merger Agreement; provided, however, such right shall not be available to any party whose failure to fulfill any obligation has been the cause of, or resulted in, the failure of stockholders to approve the Merger Agreement, (iii) any Governmental Entity has issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such statute, order, decree, regulation or other action shall have become final and non-appealable or (iv) if the Special Committee withdraws, or modifies or changes in any manner adverse to Parent or the Purchaser its approval of the Merger Agreement after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law; provided, however, that the Special Committee shall not be entitled to exercise this right of termination based upon a change in the trading price per share of Cigar Common Stock because the effect of such change on the Merger Consideration has been specifically addressed in the Merger Agreement. See '--Miscellaneous--Amendment; Waiver; Termination.'

     Upon termination, the Merger Agreement will become null and void, without liability on the part of any party thereto, except as set forth below. See '--Miscellaneous; Fees and Expenses.' Nothing shall relieve any party, however, from any liability or obligation with respect to any willful breach of the Merger Agreement.

MISCELLANEOUS


     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

     Amendment; Waiver; Termination. Notwithstanding any provision of the Merger Agreement to the contrary, without the approval of the Special Committee, the Company shall not amend, terminate or waive any right under the Merger Agreement (including the right to terminate or any actual or potential cause of action).

     The Merger Agreement may be amended by the parties thereto at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment may be made without the approval of such stockholders if such approval is required by law or if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of the Merger Agreement if such alteration or change would adversely affect the rights of stockholders unaffiliated with Parent.

     At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document, certificate or writing delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions of the other parties thereto contained therein.

                               REGULATORY MATTERS

     The Company, Parent and the Purchaser are not aware of any governmental consents or approvals that are required prior to the parties' consummation of the Merger. It is presently contemplated that if such governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance that any such consents and approvals will be obtained.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

THE COMPANY

     The Company is a holding company with no business operations of its own. The Company's only material assets are (i) its ownership of 63.9% of the outstanding shares of Cigar Common Stock (representing approximately 94.7% of the combined voting power of Cigar Holdings), which owns 100% of the outstanding shares of capital stock of Consolidated Cigar, (ii) its ownership of 100% of the outstanding shares of convertible preferred stock of PCT and approximately 29% of the outstanding shares of common stock of PCT (together, representing beneficial ownership of approximately 36% of the outstanding shares of common stock of PCT), (iii) approximately $413.9 million in cash and marketable securities at December 31, 1996 (or approximately $239.9 million as of such date, adjusted to give effect to the Special Dividend and the proceeds from the Cigar Secondary Offering), (iv) a non-interest bearing, unsecured, subordinated promissory note of Cigar Holdings in the original principal amount of $70.0 million and (v) a pension plan asset with a book value of approximately $62.7 million at December 31, 1996. In addition, the Company has certain assets and certain contingent and other liabilities, as more fully discussed in the Company 10-K. See 'AVAILABLE INFORMATION' and 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.' Through Cigar Holdings and Consolidated Cigar, the Company manufactures and distributes cigars and pipe tobacco products. The principal executive offices of the Company are located at 35 East 62nd Street, New York, New York 10021, and its telephone number is (212) 572-8600.

     On June 15, 1995, as part of a series of transactions (collectively, the 'Abex Transactions'), C&F Merger Inc., a wholly owned subsidiary of Mafco Holdings, which then owned 100% of the outstanding capital stock of Cigar Holdings and Flavors Holdings Inc. ('Flavors Holdings'), merged with and into Abex Inc. ('Abex'), with Abex being the surviving corporation in the merger and being renamed Mafco Consolidated Group Inc. Prior to the Abex Transactions, Abex was engaged in an aerospace business through its then wholly owned subsidiary, PCT. In connection with the Abex Transactions, (i) holders of Abex common stock and related rights to acquire Abex common stock received in exchange therefor, among other consideration, 20% of the Common Stock and all of the outstanding shares of PCT common stock; (ii) Mafco Holdings, through Parent, its indirect wholly owned subsidiary, received 80% of the Common Stock; and (iii) the Company retained PCT preferred stock convertible into approximately 11% of the PCT common stock on a fully diluted basis (in each case, such percentages reflect the outstanding capital stock immediately following consummation of the Abex Transactions).

     Subsequently, and in a separate transaction, on July 17, 1995, the Company purchased 5,939,400 shares of PCT common stock (thereby increasing its investment in PCT to approximately 36% of the shares of PCT common stock then outstanding on a fully diluted basis) and 1,484,850 shares of Common Stock from Libra Invest & Trade Ltd. for approximately $63.9 million in cash. In connection with such purchase, the Company entered into an agreement with PCT that, subject to certain exceptions, limits the Company's ability to dispose of its shares of PCT capital stock for a period of three years.

     On November 25, 1996, pursuant to a Stock and VSR Purchase Agreement, the Company sold to PCT International Holdings Inc., a wholly owned subsidiary of PCT ('PCT International'), (i) all of the outstanding shares of Flavors Holdings common stock and (ii) 23,156,502 Value Support Rights ('VSRs') for aggregate consideration of approximately $297.3 million, consisting of $180.0 million cash, the assumption of approximately $110.1 million of indebtedness of Mafco Worldwide Corporation, a subsidiary of Flavors Holdings ('Mafco Worldwide'), and deferred cash payments from PCT International aggregating $7.2 million, $3.7 million of which will be paid on June 30, 1997 and $3.5 million of which will be paid on December 31, 1997. The VSRs were subsequently distributed to PCT's stockholders in December 1996. Immediately following the sale of Flavors Holdings common stock, Mafco Worldwide was, through a series of transactions, merged with and into Pneumo Abex Corporation, an indirect wholly owned subsidiary of PCT ('Pneumo Abex').

     On August 21, 1996, Cigar Holdings completed an initial public offering

(the 'Cigar IPO'), in which it issued and sold 6,075,000 shares of Cigar Common Stock, thereby reducing the Company's ownership in Cigar Holdings to approximately 80.2%. On March 26, 1997, the Company completed the Cigar Secondary Offering, thereby reducing its ownership in Cigar Holdings to approximately 63.9%.

     Additional information concerning the Company and its subsidiaries is contained in the Company 10-K and its other public filings. See 'AVAILABLE INFORMATION' and 'INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.'

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the name, age, business address, present principal occupation or employment and five-year employment history of each director and executive officer of the Company. All directors serve terms of one year or until the election of their respective successors. Unless otherwise indicated, the business address of each person listed below is Mafco Consolidated Group Inc., 35 East 62nd Street, New York, New York 10021. Each named person is a citizen of the United States.

NAME                                  AGE   POSITION
-----------------------------------   ---   --------------------------------------------------
Ronald O. Perelman.................   53    Chairman of the Board of Directors and a Director
Howard Gittis......................   63    Vice Chairman and a Director
James R. Maher.....................   47    President, Chief Executive Officer and a Director
Irwin Engelman.....................   62    Executive Vice President and Chief Financial Officer
Barry F. Schwartz..................   47    Executive Vice President and General Counsel
                                            President and Chief Executive Officer of Tobacco Products Group and a
Theo W. Folz.......................   53    Director
                                            Senior Vice President and Chief Financial Officer of Tobacco Products
Gary R. Ellis......................   43    Group
Philip E. Beekman..................   65    Director
Jewel S. Lafontant-Mankarious......   73    Director
Drew Lewis.........................   65    Director

     Mr. Perelman has been Chairman of the Board of the Company since June 1995. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. (together with Mafco Holdings, 'MacAndrews & Forbes') and various of their affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ('Andrews Group'), Cigar Holdings, Meridian Sports Incorporated ('Meridian Sports') and PCT and is the Chairman of the Executive Committee of the Boards of Directors of Marvel Entertainment Group, Inc. ('Marvel'), Revlon Consumer Products Corporation ('Revlon Products') and Revlon, Inc. ('Revlon'). Mr. Perelman is a Director of the following corporations that file reports pursuant to the Exchange Act:
Andrews Group, Cigar Holdings, Consolidated Cigar, The Coleman Company, Inc.

('Coleman'), Coleman Holdings Inc., Coleman Worldwide Corporation ('Coleman Worldwide'), California Federal Bank, a Federal Savings Bank ('CalFed Bank'), First Nationwide Holdings Inc. ('First Nationwide'), First Nationwide (Parent) Holdings Inc. ('First Nationwide Parent'), Marvel, Marvel Holdings Inc. ('Marvel Holdings'), Marvel (Parent) Holdings Inc. ('Marvel Parent'), Marvel III Holdings Inc. ('Marvel III'), Meridian Sports, PCT, Pneumo Abex, Revlon, Inc., Revlon Products, Revlon Worldwide Corporation ('Revlon Worldwide') and Toy Biz, Inc. ('Toy Biz'). On December 27, 1996, Marvel Holdings, Marvel (Parent), Marvel III and Marvel and its subsidiaries, other than Toy Biz and Panini S.p.A., Marvel Restaurant Ventures Corp., a general partner in Marvel's Marvel Mania restaurant joint venture, and inactive subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     Mr. Gittis has been Vice Chairman and a Director of the Company since June 1995. Mr. Gittis has been Vice Chairman and a Director of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations that file reports pursuant to the Exchange Act: Andrews Group, Cigar Holdings, Consolidated Cigar, First Nationwide, CalFed Bank, First Nationwide Parent, Jones Apparel Group, Inc., Loral Space and Communications Ltd., PCT, Pneumo Abex, Revlon Worldwide, Revlon and Revlon Products and Rutherford-Moran Oil Corporation.

     Mr. Maher has been President, Chief Executive Officer and a Director of the Company since June 1995. Mr. Maher was Chairman of the Board of Laboratory Corporation of America Holdings, a clinical laboratory company, from 1995 to April 1996 and was President and Chief Executive Officer of National Health Laboratories Holdings Inc., a clinical laboratory company, from 1992 to 1995. Mr. Maher was Vice Chairman of

The First Boston Corporation, an investment bank, from 1990 to 1992 and Managing Director of The First Boston Corporation from 1982 to 1990. Mr. Maher is a Director of First Brands Corporation, which files reports pursuant to the Exchange Act.

     Mr. Engelman has been the Executive Vice President and Chief Financial Officer of the Company since June 1995 and has been the Executive Vice President and Chief Financial Officer of MacAndrews & Forbes and various of its affiliates since February 1992. Mr. Engelman was Executive Vice President and Chief Financial Officer of GAF Corporation, a specialty chemical and building materials company, from 1990 to February 1992. Mr. Engelman was President and Chief Operating Officer of Citytrust Bancorp Inc. from 1988 to 1990; Executive Vice President of the Blackstone Group LP from 1987 to 1988; and Executive Vice President of General Foods Corporation for more than five years prior to 1987. On December 27, 1996, Marvel Holdings, Marvel (Parent) and Marvel III, of which Mr. Engelman is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     Mr. Schwartz has been Executive Vice President and General Counsel of the Company since June 1995. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates, including Cigar

Holdings, since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993. On December 27, 1996, Marvel Holdings, Marvel (Parent) and Marvel III, of which Mr. Schwartz is an executive officer, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

     Mr. Folz has been President and Chief Executive Officer of the Tobacco Products Group and a Director of the Company since June 1995. Mr. Folz has been a Director and President and Chief Executive Officer of Cigar Holdings since June 1996, Consolidated Cigar since August 1984 and Vice Chairman, Director and Chief Executive Officer of Pneumo Abex (successor by merger to Mafco Worldwide) since January 1995.

     Mr. Ellis has been Senior Vice President and Chief Financial Officer of the Tobacco Products Group of the Company since June 1995. Mr. Ellis has been Senior Vice President, Chief Financial Officer and Treasurer of Cigar Holdings since June 1996 and Consolidated Cigar since November 1988.

     Mr. Beekman has been a Director of the Company since June 1995. Mr. Beekman has been President of Owl Hollow Enterprises, a consulting and investment company, for more than the past five years. Prior to that time Mr. Beekman was Chairman of the Board of Directors and Chief Executive Officer of Hook-SuperRx, Inc. Mr. Beekman also is a Director of Fisher Scientific International Inc. which files reports pursuant to the Exchange Act.

     Ms. LaFontant-Mankarious has been a Director of the Company since June 1995. Ms. LaFontant-Mankarious has been a Partner in the law firm of Holleb & Coff since 1993. From 1989 to 1993, Ms. LaFontant-Mankarious was a United States Ambassador-at-Large. Ms. LaFontant-Mankarious also is a Director of Trans World Airlines, Inc.

     Mr. Lewis has been a Director of the Company since May 1996. Mr. Lewis has been Chairman and Chief Executive Officer of Union Pacific Corporation, a diversified holding company, since 1994 and, for more than five years prior to such date, was President and Chief Executive Officer of Union Pacific Corporation ('Union Pacific'). Mr. Lewis also is a Director of the following corporations that file reports pursuant to the Exchange Act: American Express Company, Ford Motor Company, FPL Group, Inc., Gannett Co., Inc., Lucent Technologies Inc, Union Pacific and Union Pacific Resources Group.

            CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

PARENT AND THE PURCHASER

     Parent, a Delaware corporation, is a holding company with no business operations of its own. Parent's only material asset is its ownership of approximately 85.0% of the outstanding shares of Common Stock of the Company. The Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was recently incorporated and organized for the purpose of acquiring all the common equity of the Company pursuant to the Merger. The Purchaser has conducted no business to date except in conjunction with the transactions contemplated by the Merger Agreement. The principal business address and telephone number of each of Parent and the Purchaser is 35 East 62nd Street, New York, New York, 10021 and (212) 572-8600.

DIRECTORS AND EXECUTIVE OFFICERS

Parent

     Set forth below are the name, age and business address of each director and executive officer of Parent. All directors serve terms of one year or until the election of their respective successors. Unless otherwise indicated, the business address of each person listed below is Mafco Consolidated Holdings Inc., 35 East 62nd Street, New York, New York 10021. Each named person is a citizen of the United States.

NAME                                  AGE   POSITION
-----------------------------------   ---   -------------------------------------------------
Ronald O. Perelman.................   54    Chairman of the Board of Directors and a Director
Howard Gittis......................   63    Vice Chairman and a Director
Theo W. Folz.......................   53    President
Irwin Engelman.....................   62    Executive Vice President and Chief Financial Officer
Barry F. Schwartz..................   47    Executive Vice President and General Counsel

     Each of the named individuals has been a director and/or officer of Parent since June 1995. For additional information concerning the present principal occupation or employment and five-year employment history of these individuals, see 'CERTAIN INFORMATION CONCERNING THE COMPANY.'

The Purchaser

     Set forth below are the name, age and business address of each director and executive officer of the Company. All directors serve terms of one year or until the election of their respective successors. Unless otherwise indicated, the business address of each person listed below is MCG Acquisition Inc., 35 East 62nd Street, New York, New York 10021. Each named person is a citizen of the United States. The directors and the officers of the Purchaser immediately prior to the Merger will be the directors and officers of the Surviving Corporation immediately after the Effective Time.

NAME                                  AGE   POSITION
-----------------------------------   ---   ----------------------------------------------------------------------
Ronald O. Perelman.................   54    Chairman of the Board of Directors and a Director
Howard Gittis......................   63    Vice Chairman and a Director
James R. Maher.....................   47    President and Chief Executive Officer
Irwin Engelman.....................   62    Executive Vice President and Chief Financial Officer
Barry F. Schwartz..................   47    Executive Vice President and General Counsel


     Each of the named individuals has been a director and/or officer of the Purchaser since February 1997. For additional information concerning the present principal occupation or employment and five-year employment history of these individuals, see 'CERTAIN INFORMATION CONCERNING THE COMPANY.'

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MAFCO HOLDINGS

     Mafco Holdings, a Delaware corporation, currently indirectly owns approximately 85.0% of the outstanding shares of Common Stock. Mafco Holdings is wholly owned by Ronald O. Perelman. As a result of Mafco Holdings' stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Holdings, and Mafco Holdings is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

     Mafco Holdings is a diversified holding company with interests in several industries. Through its 83% ownership of Revlon, Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business. Mafco Holdings also owns 83% of Coleman, which is engaged in the manufacture and marketing of outdoor recreational products, portable generators, air compressors, smoke alarms and carbon monoxide detectors and 65% of Meridian Sports, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by Mafco Holdings. Mafco Holdings, through its 85% ownership of the Company, is engaged in the manufacture and distribution of cigars and pipe tobacco. Mafco Holdings also is in the financial services business through its 80% ownership of CalFed Bank. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New
York 10021.

PROMISSORY NOTE

     In connection with the Cigar IPO, Cigar Holdings issued a promissory note (the 'Promissory Note') in an original principal amount of $70 million to the Company. The Promissory Note is non-interest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 31, 1997 with the final installment payable on December 31, 2003.

OPTION GRANT

     On July 22, 1996, the Company granted options to acquire 750,000 shares of Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the Company by Mr. Perelman in his capacity as Chairman of the Board of Directors. Such options have an exercise price of $21.50 per share (market price on the date of grant) and vest with respect to one third of the shares subject to the options on the date of grant, and with respect to an additional one third of such shares on each of July 22, 1997 and July 22, 1998. The options expire on July 22, 2006.

     Pursuant to the Merger Agreement, the Company has agreed to take all actions necessary to provide that each outstanding Stock Option becomes fully vested and exercisable prior to the Effective Time, to cancel such Stock Option and to make certain cash payments to the holders of such Stock Option in consideration for such cancellation. See 'THE MERGER AGREEMENT--Payments Under Stock Options' and 'SPECIAL FACTORS--Interests of Certain Persons in the Merger.'

REGISTRATION RIGHTS AGREEMENTS

     Pursuant to a Registration Rights Agreement, Parent has the right to require the Company to use its best efforts to register under the Securities
Act of 1933, as amended (the 'Securities Act') and the securities or blue sky laws of any jurisdiction designated by Parent all or a portion of certain shares of Common Stock acquired by Parent (the 'Registrable Shares'). The Company is not required to (i) effect a demand registration more than once in any 12 month period, (ii) effect more than two demand registrations with respect to the Registrable Shares or (iii) file a registration statement during periods (not to exceed 60 days) when (a) the Company is contemplating a public offering, (b) the Company is in possession of certain material non-public information or (c) audited financial statements are not available and their inclusion in a registration statement is required. In addition, and subject to certain conditions described in the Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of shares of Common Stock or any other classes of equity securities, then Parent would have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by Parent of all or a portion of the Registrable Shares as designated by Parent. The Company is responsible for all expenses relating to the performance of, or compliance with, the Registration Rights Agreement, except that Parent is responsible for underwriters' discounts and selling commissions with respect to the Registrable Shares being sold.

                               FEES AND EXPENSES

     Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger are approximately as follows:

Investment banking fees and expenses.........................................   $1,500,000.00
Legal fees and expenses......................................................   $  200,000.00
SEC filing fee...............................................................   $   23,179.24
Accounting fees..............................................................   $   25,000.00
Printing and mailing fees....................................................   $  140,000.00
Miscellaneous expenses.......................................................   $   11,820.76
                                                                                -------------

     Total...................................................................   $1,900,000.00
                                                                                -------------
                                                                                -------------

                          MARKET PRICES AND DIVIDENDS

MARKET PRICES

     The principal market on which the Common Stock is traded is the NYSE under the ticker symbol 'MFO.' From July 17, 1992 through June 15, 1995, the Common Stock traded on the NYSE under the ticker symbol 'ABE.' On April , 1997, the last trading day before the printing of this Information Statement, the high and low sales prices of the Common Stock were and , respectively. On January 20, 1997, the last trading day before the public announcement of Parent's proposal to the Company, the high and low sales prices of the Common Stock were 27 1/8 and 27, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

     The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of the Common Stock as reported by the
NYSE:

                                                                               HIGH       LOW
                                                                               ----       ---
1995
  First Quarter.............................................................   $ 8        $ 7
  Second Quarter (through June 15, 1995)....................................    10 1/2      7 5/8
  Second Quarter (from June 16, 1995).......................................    22 3/8     19 3/4
  Third Quarter.............................................................    29 1/8     21 1/8
  Fourth Quarter............................................................    26         17 1/4
1996
  First Quarter.............................................................   $20 1/4    $14
  Second Quarter............................................................    24 7/8     15 5/8
  Third Quarter.............................................................    30 5/8     19 7/8
  Fourth Quarter............................................................    30 1/4     23 7/8
1997
  First Quarter (through March 31)..........................................   $42 1/2    $25 3/8

DIVIDENDS

     On March 14, 1997, the Company paid the Special Dividend. The Board will review its dividend policy from time to time in light of the Company's results of operations and financial position and such other business considerations the Board deems relevant. The terms of the credit agreement and Senior Subordinated Notes due 2003 of Consolidated Cigar limit the payment of dividends or distributions by Consolidated Cigar to an amount equal to approximately $9.3 million as of December 31, 1996. Therefore, the Company is limited in its ability to pay dividends to stockholders.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1997, the total number of shares of Common Stock beneficially owned, and the percent so owned, by each director of the Company, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each named executive officer and by all directors and executive officers of the Company as a group.

                                                                             NUMBER OF SHARES
                            BENEFICIAL OWNER                               BENEFICIALLY OWNED(A)    PERCENTAGE OF CLASS
------------------------------------------------------------------------   ---------------------    -------------------
Ronald O. Perelman(b) ..................................................         20,027,752             85     %
  35 East 62nd Street
  New York, New York 10021
James R. Maher(c).......................................................            500,000              2     %
Philip E. Beekman.......................................................              5,000              *
Howard Gittis...........................................................              5,000              *
Drew Lewis..............................................................              2,000              *
Barry F. Schwartz.......................................................              3,000              *
Theo W. Folz(d).........................................................             33,334              *
Gary R. Ellis...........................................................              1,000              *
All directors and executive officers as a group ........................         20,577,086             86     %
  (10 persons)(e)(f)

------------------
*  Less than 1%

(a) Shares of Common Stock that an individual or group has a right to acquire within 60 days after March 31, 1997 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(b) All but 250,000 of such shares of Common Stock are indirectly owned by Mr. Perelman through Mafco Holdings. The remaining 250,000 shares represent shares of Common Stock as to which Mr. Perelman has the right to acquire beneficial ownership upon the exercise of stock options. All of the shares owned by Mafco Holdings are, and shares of intermediate holding companies may from time to time be, pledged by Mafco Holdings to secure obligations.


(c) Represents shares of Common Stock as to which Mr. Maher has the right to acquire beneficial ownership upon the exercise of stock options.

(d) Represents shares of Common Stock as to which Mr. Folz has the right to acquire beneficial ownership upon the exercise of stock options.

(e) Includes 250,000, 500,000 and 33,334 shares of Common Stock as to which Messrs. Perelman, Maher and Folz, respectively, have the right to acquire beneficial ownership upon the exercise of stock options.

(f) Neither Ms. LaFontant-Mankarious who is a director of the Company, nor Mr. Engelman, Executive Vice President and Chief Financial Officer of the Company, beneficially owns any shares of Common Stock.

                                                                     Annex A
--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                        MAFCO CONSOLIDATED GROUP INC.,

                       MAFCO CONSOLIDATED HOLDINGS INC.

                                     and

                             MCG ACQUISITION INC.

                                 dated as of

                              February 20, 1997


--------------------------------------------------------------------------------

                              TABLE OF CONTENTS

                                  ARTICLE I
                                  THE MERGER

Section 1.1  The Merger............ .........................................A-1
Section 1.2  Effective Time.. ...............................................A-1
Section 1.3  Closing.........................................................A-1
Section 1.4  Certificate of Incorporation; By-Laws...........................A-2
Section 1.5  Directors and Officers of the Surviving Corporation.............A-2

                                  ARTICLE II
                             CONVERSION OF SHARES

Section 2.1  Conversion of Capital Stock.....................................A-2
Section 2.2  Exchange of Certificates........................................A-3
Section 2.3  Company Stock Options...........................................A-4
Section 2.4  Dissenter's Rights..............................................A-4

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization....................................................A-5
Section 3.2  Capitalization..................................................A-5
Section 3.3  Authorization; Validity of Agreement............................A-6
Section 3.4  No Violations; Consents and Approvals...........................A-6
Section 3.5  SEC Reports and Financial Statements............................A-7
Section 3.6  Information Statement; Schedule 13E-3...........................A-7
Section 3.7  Opinion of Financial Advisor....................................A-7

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND THE PURCHASER

Section 4.1  Organization....................................................A-8
Section 4.2  Authorization; Validity of Agreement............................A-8
Section 4.3  Consents and Approvals; No Violations...........................A-8
Section 4.4  Information in Information Statement; Schedule 13E-3............A-9

                                  ARTICLE V
                                  COVENANTS

Section 5.1  Interim Operations of the Company...............................A-9
Section 5.2  Further Action; Reasonable Efforts.............................A-10
Section 5.3  Action by Written Consent; Information Statement...............A-10
Section 5.4  Notification of Certain Matters................................A-11
Section 5.5  Publicity......................................................A-11

Section 5.6  Directors' and Officers' Insurance and Indemnification.........A-11
Section 5.7  Brokers or Finders.............................................A-11

                                  ARTICLE VI
                                  CONDITIONS

Section 6.1  Conditions to Each Party's Obligation To Effect the Merger.....A-12
Section 6.2  Conditions to the Obligation of the Company to Effect
             the Merger.....................................................A-12
Section 6.3  Conditions to Obligations of Parent and the Purchaser to
             Effect the Merger..............................................A-12

                                 ARTICLE VII
                                 TERMINATION

Section 7.1  Termination....................................................A-13
Section 7.2  Effect of Termination..........................................A-14

                                 ARTICLE VIII
                                MISCELLANEOUS

Section 8.1  Fees and Expenses..............................................A-14
Section 8.2  Amendment; Waiver; Termination.................................A-14
Section 8.3  Nonsurvival of Representations and Warranties..................A-15
Section 8.4  Notices........................................................A-15
Section 8.5  Interpretation.................................................A-16
Section 8.6  Headings.......................................................A-16
Section 8.7  Counterparts...................................................A-16
Section 8.8  Entire Agreement; No Third Party Beneficiaries; Rights
             of Ownership...................................................A-16
Section 8.9  Severability...................................................A-16
Section 8.10 Governing Law..................................................A-16
Section 8.11 Assignment.....................................................A-16

                            TABLE OF DEFINED TERMS

affiliates..................................................................A-13
Applicable Amount........................................................... A-3
Average..................................................................... A-2
beneficial ownership........................................................A-13
Board ...................................................................... A-4
By-laws..................................................................... A-1
Certificate of Incorporation................................................ A-1
Certificate of Merger....................................................... A-1
Certificates................................................................ A-2
Cigar Common Stock.......................................................... A-2
Cigar Secondary Offering.................................................... A-4
Closing .................................................................... A-1
Closing Date................................................................ A-1
Company .................................................................... A-1
Company Common Stock........................................................ A-2
Company SEC Documents....................................................... A-5
Consolidated Cigar.......................................................... A-2
DGCL........................................................................ A-1
Dissenting Shares........................................................... A-3
Effective Time.............................................................. A-1
Excess...................................................................... A-2
Exchange Act................................................................ A-5
GAAP........................................................................ A-5
Governmental Entity......................................................... A-5
include.....................................................................A-13
Information Statement....................................................... A-8
Laws........................................................................ A-5
made available..............................................................A-13
Material Adverse Effect..................................................... A-4
Merger  .................................................................... A-1
Merger Consideration........................................................ A-2
Parent...................................................................... A-1
Paying Agent................................................................ A-2
Person...................................................................... A-4
Public Subsidiary........................................................... A-4
Purchaser................................................................... A-1
Purchaser Common Stock...................................................... A-2
Preferred Stock............................................................. A-4
Schedule 13E-3.............................................................. A-6
SEC     .................................................................... A-4
Secretary of State.......................................................... A-1
Securities Act.............................................................. A-5
Shares  .................................................................... A-2
Special Committee........................................................... A-1
Stock Option................................................................ A-3
Surviving Corporation....................................................... A-1
Subsidiary.................................................................. A-4

                         AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of February 20, 1997, by and among Mafco Consolidated Group Inc., a Delaware corporation (the "Company"), Mafco Consolidated Holdings Inc., a Delaware corporation ("Parent"), and MCG Acquisition Inc., a wholly owned subsidiary of Parent and a Delaware corporation (the "Purchaser").

                  WHEREAS, the Boards of Directors of Parent and the Purchaser and the Board of Directors of the Company, upon the recommendation of its special committee (the "Special Committee"), have each approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, the Purchaser and the Company and Parent as the sole stockholder of the Purchaser have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms, and subject to the conditions, of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I
                                  THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2 hereof), the Purchaser shall be merged with and into the Company (the "Merger") and the separate corporate existence of the Purchaser shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

                  Section 1.2 Effective Time. On or as promptly as practicable following the Closing Date (as defined in Section 1.3), the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Secretary of State") in such form and executed as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."


                  Section 1.3 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022-3897, unless another date, time or place is agreed to in writing by the parties hereto.

                  Section 1.4 Certificate of Incorporation; By-Laws. Pursuant to the Merger, (x) the certificate of incorporation of the Company, as amended, as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), shall be amended as set forth in Exhibit A hereto and such Certificate of Incorporation, as so amended at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and (y) the by-laws of the Purchaser, as in effect immediately prior to the Effective Time (the "By-laws"), shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                  Section 1.5 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                  ARTICLE II
                             CONVERSION OF SHARES

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.0l per share, of the Company (referred to herein as "Shares" or "Company Common Stock") or the common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                  (a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares covered by Section 2.4) shall be converted into the right to receive the sum of:

                           (x) $33.50; and

                           (y) if the average of the per share closing prices
of the common stock, par value $.01 per share ("Cigar Common Stock"), of Consolidated Cigar Holdings Inc., a Delaware corporation and a subsidiary of the Company ("Consolidated Cigar"), on the New York Stock Exchange for the ten

trading days ending two trading days prior to effectiveness of the action by written consent contemplated by Section 5.3 hereof (the "Average") exceeds $33 (the amount by which the Average exceeds $33, the "Excess"), then

                           (i) if the Company shall not have sold shares of Cigar Common Stock in the Cigar Secondary Offering (as defined in
        Section 3.2 hereof) or shall have sold shares of Cigar Common Stock in the Cigar Secondary Offering at a gross sales price per share in excess of $33, an amount equal to the Excess, or

                           (ii) if the Company shall have sold shares of Cigar Common Stock in the Cigar Secondary Offering at a gross sales price per share of $33 or less, an amount equal to the Excess multiplied by a fraction, the numerator of which shall be the number of shares of Cigar Common Stock beneficially owned by the Company immediately following, and the denominator of which shall be the number of shares of Cigar Common Stock beneficially owned by the Company immediately prior to, the consummation of the Offering ((x) and (y), collectively, the "Merger Consideration").

All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with
Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

                  (b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (c) All shares of Company Common Stock that are held by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other subsidiary of Parent shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

                  Section 2.2  Exchange of Certificates.

                  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds, as needed, to which holders of the Shares shall become entitled pursuant to Section 2.1(a). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. All interest earned on such funds shall be paid to Parent.


                  (b) At the Effective Time, Parent will instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time, mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or the Purchaser, or any subsidiary of Parent or the Purchaser, or Dissenting Shares (as defined in Section 2.4)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 3.1) claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

                  (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                  Section 2.3 Company Stock Options. Except as Parent or the Purchaser and the holder of any option ("Stock Option") to purchase Company Common Stock otherwise agree, the Company shall take all actions necessary to provide that, upon the Effective Time, (i) each outstanding Stock Option, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each outstanding Stock Option shall be cancelled and (iii) in consideration of such cancellation the Company shall pay to the holder of each Stock Option an amount in respect thereof equal to the product of (A) the Applicable Amount, multiplied by (B) the number of shares subject thereto; provided that the foregoing shall not require any action which violates any agreement in effect in respect thereof. The term "Applicable Amount" shall mean the excess, if any, of (A) the sum of (x) the dividend referred to in Section 6.2(c) and (y) the Merger Consideration over (B) the applicable exercise price of each such Stock Option.

                  Section 2.4 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give the Purchaser prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, make any payment with respect to or offer to settle, any such demands.

                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and the Purchaser, as of the date hereof and as of and at the Closing Date, except as disclosed in the Company SEC Documents (as defined in Section 3.5), as follows:

                  Section 3.1 Organization. Each of the Company and its Public Subsidiaries (as defined below) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Public Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company, its Public Subsidiaries and their respective Subsidiaries, taken as a whole. None of the Company or any of its Public Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. The term "Public Subsidiary" means Consolidated Cigar and Power Control Technologies, Inc. The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. The term "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

                  Section 3.2  Capitalization.

                  (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 100,000,000 preferred shares, par value $.01 per share (the "Preferred Stock"). The number of shares of Company Common Stock issued and outstanding is 23,224,307 shares on the date hereof. There are 1,484,850 shares of Company Common Stock issued and held in the treasury of the Company, and there are no shares of Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents or pursuant to the Stock Options or the offering by the Company of shares of Cigar Common Stock (the "Cigar Secondary Offering") to be made pursuant to a registration statement on Form S-1 filed by Consolidated Cigar with the Securities and Exchange Commission (the "SEC"), there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

                  Section 3.3  Authorization; Validity of Agreement.

                  (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.3 hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (b) The provisions of Section 203 of the DGCL are inapplicable to the transactions contemplated by this Agreement.

                  Section 3.4  No Violations; Consents and Approvals.

                  (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or By-laws of the Company or its Public Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Public Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Public Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except
(i) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

                  Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, all forms and documents required to be filed by it since January 1, 1994 under the Exchange Act and has heretofore made available to Parent (i) its Annual Reports on Form 10-K for the years ended December 31, 1993, December 31, 1994 and December 31, 1995, respectively, and (ii) all proxy statements relating to meetings of stockholders of the Company since January 1, 1994 and (iii) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1994. The documents described in clauses
(i)-(iii) above (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933 (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of and at the dates thereof or for the periods presented therein.

                  Section 3.6  Information Statement; Schedule 13E-3.

                  (a) The Information Statement (as defined in Section 5.3(b)) (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Information Statement based on information supplied by Parent or the Purchaser specifically for inclusion therein.

                  (b) The information provided by the Company specifically for use in any Rule 13e-3 Transaction Statement on Schedule 13E-3 required to be filed with the SEC under the Exchange Act and mailed to the stockholders of the Company in connection with the Merger (the "Schedule 13E-3") (and any amendment thereto or supplement thereof), at the date filed with the SEC and at the time mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 3.7 Opinion of Financial Advisor. The Company has received an opinion of Morgan Stanley & Co. Incorporated to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Shares (other than Parent and its affiliates) in the Merger is fair, from a financial point of view, to such holders.

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND THE PURCHASER

                  Parent and the Purchaser represent and warrant to the Company, as of the date hereof and as of and at the Closing Date, as follows:

                  Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and the Purchaser has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and the Purchaser, taken as a whole.

                  Section 4.2 Authorization; Validity of Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and the Purchaser and by Parent as the sole stockholder of Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Parent is the legal and beneficial owner of 19,777,752 Shares, all of which Parent has the right to vote with respect to the transaction contemplated hereby.

                  Section 4.3  Consents and Approvals; No Violations.

                  (a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to Parent, the Purchaser or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the business, results of operations or financial condition of Parent and the

Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

                  (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent or the Purchaser or the consummation by Parent or the Purchaser of the transactions contemplated hereby, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the business, results of operations or financial condition of Parent and the Purchaser, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby.

                  Section 4.4  Information in Information Statement;
Schedule 13E-3.

                  (a) The information supplied in writing by Parent or the

Purchaser specifically for inclusion in the Information Statement (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (b) The Schedule 13E-3 (and any amendment thereto or supplement thereof,) at the date filed with the SEC and at the time mailed to stockholders of the Company, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations there-under; except that no representation is made by Parent or the Purchaser with respect to statements made in the Schedule 13E-3 based on information supplied by the Company specifically for inclusion therein.

                                  ARTICLE V
                                  COVENANTS

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement or (ii) as agreed to in writing by Parent and the Purchaser, after the date hereof and prior to the Effective Time, the business of the Company, its Public Subsidiaries and their Subsidiaries shall be conducted only in the ordinary and usual course, and, in particular: the Company will not, directly or indirectly, (a) sell, transfer or pledge or agree to sell, transfer or pledge any of the Shares or capital stock of its Subsidiaries beneficially owned by it (other than pursuant to the Cigar Secondary Offering); (b) amend its Certificate of Incorporation or By-laws; (c) split, combine or reclassify the outstanding Shares; (d) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than a special cash dividend in the amount of $10 per share of Company Common Stock); or (e) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock.

                  Section 5.2  Further Action; Reasonable Efforts.

                  (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto shall promptly consult with the other parties with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each of the parties hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If such party receives a request from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

                  (b) Parent, the Purchaser and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

                  Section 5.3  Action by Written Consent; Information Statement.

                  (a) As promptly as practicable after the date hereof, Parent will (i) vote, or cause to be voted, by written consent, all of the Shares owned by it or the Purchaser in favor of the approval and adoption of this Agreement and the transactions contemplated hereby and (ii) provide the Company with all information concerning Parent or the Purchaser necessary or reasonably appropriate to be included in the Information Statement.

                  (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Company in such preparation and filing, a preliminary information statement relating to this Agreement and the transactions contemplated hereby and use its best efforts to furnish the information required to be included by the SEC in the Information Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary information statement and cause a definitive Information Statement (the "Information Statement") to be mailed to its stockholders.

                  (c) The Company, Parent and Purchaser shall cooperate with one another in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Purchaser each shall correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

                  Section 5.4   Notification of Certain Matters.

                  (a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of the Company, or of Parent and the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and (ii) any material failure of the Company, or Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

            (b) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Information Statement, the Company shall promptly inform Parent and the Purchaser, so supplement the Information Statement and mail such supplement to its stockholders. If at any time prior to the Effective Time any event or circumstance relating to Parent or the Purchaser or their respective officers or directors, should be discovered by Parent that is required to be set forth in a supplement to the Information Statement, Parent shall promptly inform the Company; and upon receipt of such information the Company shall promptly supplement the Information Statement and mail such supplement to its stockholders.

                  Section 5.5 Publicity. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

                  Section 5.6 Directors' and Officers' Insurance and Indemnification. (a) Parent shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Delaware law as in effect at the date hereof.

                  (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance for a period of not less than 7 years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall Parent or the Surviving Corporation be required to pay annual premiums for insurance under this Section in excess of that which is commercially reasonably; and provided further, however, that if the annual premiums for such insurance coverage exceed that which is commercially reasonable, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage at a cost which is commercially reasonable.


                  Section 5.7 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates (other, than in the case of Parent, the Company and its Subsidiaries, and in the case of the Company, Parent or any of its affiliates, other than the Company and its Subsidiaries), that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses as-serted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                                  ARTICLE VI
                                  CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                  (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the Merger and shall be in effect, and no proceeding which has a reasonable probability of resulting in such relief shall be pending;

                  (b) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually and in the aggregate would not have or result in a Material Adverse Effect; and

                  (c) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

                  Section 6.2 Conditions to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as of such time;

                  (b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; and

                  (c) A special cash dividend of $10.00 per share of Company Common Stock shall have been paid; provided, however, if such dividend shall not have been paid, this condition shall be satisfied if the Merger Consideration shall have been increased by $10.00 per share in cash.

                  Section 6.3 Conditions to Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the date hereof, and true and correct in all material respects at and as of the Closing Date as if made at and as such time; provided, however, that, for purposes of this Section, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, would result in a Material Adverse Effect;

                  (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof; provided, however, that, for purposes of this Section, such obligations shall be deemed to have been performed in all material respects unless the failure or failures to so perform, individually or in the aggregate, would result in a Material Adverse Effect; and

                  (c) No proceeding not pending on the date hereof shall be pending which has a reasonable probability of having, singularly or in the aggregate with all such proceedings, a Material Adverse Effect.

                                 ARTICLE VII
                                 TERMINATION

                  Section 7.1 Termination. Subject to Section 8.2(c), this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a)  By the mutual consent of Parent, the Purchaser and the

                       Company.

                  (b) By either the Company, on the one hand, or Parent and the Purchaser, on the other hand, if:

                           (i) the Merger has not been consummated on or prior to September 30, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                           (ii) the stockholders of the Company fail to approve and adopt this Agreement and the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this
        Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt this Agreement;

                           (iii) any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger and such statute, order, decree, regulation or other action shall have become final and non-appealable; or

                           (iv) if, prior to the consummation of the Merger, the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval of this Agreement or the Merger after having concluded in good faith after consultation with independent legal counsel that there is a reasonable probability that the failure to take such action would result in a violation of fiduciary obligations under applicable law; provided, however, that the Special Committee shall not be entitled to exercise a right of termination pursuant to this Section 7.1(b)(iv) based upon a change in the trading price per share of Cigar Common Stock, it being understood that the effect of such change on the Merger Consideration has been specifically addressed in Section 2.1(a) hereof.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company (except as set forth in this Section 7.2 and Section 8.1 hereof; each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                 ARTICLE VIII
                                MISCELLANEOUS

                  Section 8.1 Fees and Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  Section 8.2  Amendment; Waiver; Termination.

                  (a) Subject to Section 8.2(c), this Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such stockholders if required by law or if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would adversely affect the rights of stockholders unaffiliated with Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  (b) Subject to Section 8.2(c), at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

                  (c) Notwithstanding any provision of this Agreement to the contrary, without the approval of the Special Committee, the Company shall not amend, terminate or waive any right under this Agreement (including any right to terminate or any actual or potential cause of action).


                  Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)  if to the Company, to:

                           Mafco Consolidated Group Inc.
                           35 East 62nd Street
                           New York, New York 10021
                           Telephone:  (212) 572-8600
                           Facsimile:  (212) 572-5056
                           Attention:  General Counsel

                           with a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019-6150
                           Telephone:  (212) 403-1000
                           Facsimile:  (212) 403-2000
                           Attention:  Adam O. Emmerich, Esq.

                  (b)  if to the Parent or the Purchaser, to:

                           Mafco Consolidated Holdings Inc.
                           35 East 62nd Street
                           New York, New York 10021
                           Telephone:  (212) 572-8600
                           Facsimile:  (212) 572-5056
                           Attention:  General Counsel

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Telephone:  (212) 735-3000
                           Facsimile:  (212) 735-2001
                           Attention:  Alan C. Myers, Esq.


                  Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

                  Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

                  Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section
5.6 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent or the Purchaser may assign this Agreement to any Subsidiary of Parent or the Purchaser. No such assignment shall relieve either Parent or the Purchaser of its obligations under this Agreement. Subject to the first sentence of this Section 8.11, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    MAFCO CONSOLIDATED GROUP INC.

                                    By:   /s/ Glenn P. Dickes
                                          ----------------------
                                          Name:  Glenn P. Dickes
                                          Title: Vice President

                                    MAFCO CONSOLIDATED HOLDINGS INC.

                                    By:   /s/ Glenn P. Dickes
                                          --------------------------
                                          Name:  Glenn P. Dickes
                                          Title: Vice President

                                    MCG ACQUISITION INC.

                                    By:   /s/ Glenn P. Dickes
                                          ---------------------------
                                          Name:  Glenn P. Dickes
                                          Title: Vice President

                                                                  EXHIBIT A

                    RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        MAFCO CONSOLIDATED GROUP INC.

                  FIRST: The name of the Corporation is Mafco Consolidated Group Inc. (hereinafter the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one dollar ($1.00).

                  FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the

        Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                                                    Annex B

MORGAN STANLEY


                                              MORGAN STANLEY & CO
           INCORPORATED
1585 BROADWAY
NEW YORK, NEW YORK 10036
(212) 761-4000


    February 20, 1997


Independent Committee of the Board of Directors
Mafco Consolidated Group Inc.
35 East 62nd Street
New York, NY 10021

Gentlemen and Madam:

We understand that Mafco Consolidated Group Inc. ("Mafco" or the "Company"), Mafco Consolidated Holdings Inc. ("Holdings") and MCG Acquisition Inc. ("Acquisition Sub"), a wholly owned subsidiary of Holdings, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 20, 1997 (the "Merger Agreement"), which provides, among other things, for (i) the payment of a $10.00 per share special cash dividend to each share of common stock, par value $.01 per share (the "Mafco Common Stock") of Mafco on or prior to the closing of the transaction (or, in lieu thereof, a $10 increase in the cash consideration to be paid in the Merger (as defined herein)), and (ii) the merger (the "Merger") of Acquisition Sub with and into Mafco. Pursuant to the Merger, Mafco will become a wholly owned subsidiary of Holdings and each outstanding share of Mafco Common Stock, other than shares held in treasury or held by Holdings or any affiliate of Holdings or as to which dissenters' rights have been perfected, will be converted into the right to receive $33.50 per share in cash, unless the average of the per share closing prices of the common stock, par value $.01 per share ("Cigar Common Stock"), of Consolidated Cigar Holdings Inc., a Delaware corporation and a subsidiary of Mafco ("Cigar"), on the New York Stock Exchange for the ten trading days ending two trading days prior to effectiveness of the Merger (the "Average Cigar Price"), exceeds $33.00, in which case the consideration to be received by the holders of shares of Mafco Common Stock pursuant to the Merger Agreement will be increased as set forth in the Merger Agreement (as adjusted, the "Consideration"). We further understand that pursuant to the Merger Agreement the Consideration to be received by the holders of shares of Mafco Common Stock pursuant to the Merger Agreement will not vary unless the Average Cigar Price exceeds $33.00, and that the Merger Agreement is not terminable based upon a change in the trading price per share of Cigar Common Stock. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 85% of the outstanding shares of Mafco Common Stock is owned by Holdings.

                                MORGAN STANLEY


You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Mafco Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Holdings and its affiliates).

For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of the Company and Cigar;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Cigar, including estimates of certain liabilities of Mafco, prepared by the managements of the Company and Cigar;

     (iii) analyzed certain earnings estimates prepared by the management of Cigar;

      (iv) discussed the past and current operations and financial condition and the prospects of the Company and Cigar with senior executives of the Company and Cigar;

       (v) reviewed the reported prices and trading activity for the Mafco Common Stock and the Cigar Common Stock;

      (vi) compared the financial performance of the Company and Cigar and the prices and trading activity of the Mafco Common Stock and Cigar Common Stock with that of certain other comparable publicly traded companies and their securities;

     (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) participated in discussions and negotiations among representatives of the Company, Holdings and their financial and legal advisors;

      (ix)    reviewed the Merger Agreement, and certain related documents;

       (x) reviewed and discussed with Price Waterhouse LLC certain issues regarding the assets and liabilities of the Company; and

      (xi)    performed such other analyses and considered such other

              factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the earnings estimates and estimates of certain liabilities of Mafco, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Cigar. We have not made any independent valuation or appraisal of the assets or liabilities of the Company and Cigar nor have

                                MORGAN STANLEY

we been furnished with any such appraisals. For purposes of this opinion, we have taken into account the adjustment mechanism set forth in the Merger Agreement pursuant to which the Consideration to be received by the holders of shares of Mafco Common Stock is determined including that the Consideration will not vary unless the Average Cigar Price exceeds $33.00 and that the Merger Agreement is not terminable based upon a change in the trading price per share of Cigar Common Stock. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we negotiate with any of the parties, other than Holdings, which expressed interest to us in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Independent Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company, Holdings and certain of their affiliates and have received fees for the rendering of these services. In addition, Morgan Stanley has received a mandate from Cigar to act as a co-managing underwriter in connection with a proposed secondary offering of Cigar common shares, in respect of which Morgan Stanley will receive customary compensation.

Based on the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Mafco Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Holdings and its affiliates).


                                     Very truly yours,


                                     MORGAN STANLEY & CO. INCORPORATED



                                     By: /s/ William R. Reid
                                         -------------------
                                         William R. Reid
                                         Managing Director

                                                                      Annex C

               EXCERPTS FROM THE GENERAL CORPORATION LAW OF THE
                   STATE OF DELAWARE RELATING TO THE RIGHTS
                          OF DISSENTING STOCKHOLDERS

262 APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


                           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d.  Any combination of the shares of stock,
                  depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d)

of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     C-5